SCHEDULE 14A
(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EATON CORPORATION
(Name of Registrant as Specified in its Charter)

XXXXXXXXXXXXXXXX
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:  _ _

(2)  Aggregate number of securities to which transaction applies:  _ _

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _ _

(4)  Proposed maximum aggregate value of transaction: _ _

(5)  Total fee paid:  _ _

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: _ _

(2)  Form, Schedule or Registration Statement No.: _ _

(3)  Filing Party: _ _

(4)  Date Filed: _ _

NOTICE OF MEETING

The 2007 annual meeting of Eaton Corporation shareholders will be held Wednesday, April 25, at 10:30 a.m. local time at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, for the purpose of:

1.	Electing directors;

2.	Ratifying the appointment of the independent auditor; and

3.	Considering reports and such other business as may properly come before the meeting.

These matters are more fully described in the following pages.

The record date for the meeting has been fixed by the Board of Directors as the close of business on February 26, 2007. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

-s- Earl R. Franklin

Earl R. Franklin
Vice President and Secretary

March 16, 2007

Your Vote Is Important

You may vote your shares by using a toll-free telephone number or electronically on the Internet, as described on the proxy form. We encourage you to file your proxy using either of these options if they are available to you. Alternatively, you may mark, sign, date and mail your proxy form in the postage-paid envelope provided. The method by which you vote will not limit your right to vote in person at the annual meeting.

PROXY STATEMENT

Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114-2584
216-523-5000

This proxy statement, the accompanying proxy form and Eaton’s annual report for the year ended December 31, 2006 are scheduled to be sent to shareholders on or about March 16, 2007.

Proxy Solicitation

Eaton’s Board of Directors solicits your proxy, in the form enclosed, for use at the 2007 annual meeting of shareholders and any adjournments thereof. The individuals named in the enclosed form of proxy have advised the Board of their intention to vote at the meeting in compliance with instructions on all forms of proxy tendered by shareholders and, where no contrary instruction is indicated on the proxy form, for the election of the individuals nominated to serve as directors, and for ratification of the appointment of Ernst & Young LLP as Eaton’s independent auditor for 2007. These matters are described in the following sections of this proxy statement.

Any shareholder giving a proxy may revoke it by giving Eaton notice in writing or by fax, email or other verifiable communication before the meeting or by revoking it at the meeting. All properly executed or transmitted proxies not revoked will be voted at the meeting.

In addition to soliciting proxies through the mail, certain employees may solicit proxies in person or by telephone or fax. Eaton has retained The Proxy Advisory Group, LLC, 575 Madison Avenue, 10th Floor, New York, New York 10022, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for a fee of $8,500, plus reasonable out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

Voting at the Meeting

Each Eaton shareholder of record at the close of business on February 26, 2007 is entitled to one vote for each share then held. On February 26, 146,443,704 Eaton common shares (par value, 50¢ each) were outstanding and entitled to vote.

At the 2007 annual meeting, the inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by Ohio law and Eaton’s Amended Regulations, Eaton shareholders present in person or by proxy at the meeting will constitute a quorum. The inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed or transmitted proxies that are marked “abstain.” The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Director nominees receiving the greatest number of votes will be elected directors. Votes withheld in respect of the election of directors will not be counted in determining the outcome of the election. (However, please see “Majority Voting Policy” on page 4.) Adoption of all other proposals to come before the meeting will require the affirmative vote of the holders of a majority of the outstanding Eaton common shares, consistent with the general vote requirement in Eaton’s Amended Articles of Incorporation. The practical effect of this vote requirement will be that abstentions and shares held in “street name” by brokers that are not voted in respect of those proposals will be treated the same as votes cast against those proposals.

As provided by Ohio law, each shareholder is entitled to cumulative voting rights in the election of directors if any shareholder gives written notice to the President or a Vice President or the Secretary of Eaton at least 48 hours before the time fixed for the meeting, requesting cumulative voting, and if an announcement of that notice is made at the beginning of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder who gave the notice. If cumulative voting is in effect with respect to an election of directors, each shareholder has the right to cumulate his or her voting power by giving one nominee that number of votes which equals the number of directors to be elected multiplied by the number of the shareholder’s shares, or by distributing his or her votes on the same principle among two or more nominees, as the shareholder sees fit. If cumulative voting is in effect with respect to the election of directors, and if the shareholder has not given contrary voting instructions, the individuals named in the proxy will vote the shares cumulatively for those nominees that they may determine in their discretion.

Majority Voting Policy — Ohio law provides that, in director elections, the nominees receiving the greatest number of votes are elected. Ohio law does not permit the Company to require a director nominee to receive a majority of votes cast in order to be elected. However, the Company’s Board of Directors has adopted a policy to assure that, in an uncontested election, a director who fails to receive a majority of shareholder votes cast will not continue to serve, except with the express consent of the Board.

The Board policy provides that, in an uncontested election, a director nominee who receives more “withhold” votes than “for” votes will promptly offer to resign from the Board. With advice from the Governance Committee, the Board will decide, within 90 days after the voting results are certified, whether to accept the resignation offer, and the Company will promptly disclose the Board’s decision in a press release. If the Board decides to reject the resignation offer, the press release will indicate the reasons for that decision.

1. ELECTION OF DIRECTORS

The Board of Directors is presently composed of eleven members. The terms of four directors will expire in April 2007, and those directors have been nominated for re-election. Two of those nominees were elected at the 2004 annual meeting, and one was elected at the 2006 annual meeting. Charles E. Golden, who was recommended to the Governance Committee by its third-party executive search firm, was elected by the Board of Directors effective as of January 24, 2007, and is standing for re-election at the 2007 annual meeting, when his current term of office expires. (See page 5.)

If any of the nominees become unable or decline to serve, the individuals named as proxies in the enclosed proxy form will have the authority to appoint substitute nominees. Eaton’s management, however, has no reason to believe that this will occur.

Following is biographical information about each nominee and each director.

Nominees for election to terms ending in 2010 or when a successor is elected and has qualified:

Christopher M. Connor, 50, is Chairman and Chief Executive Officer of The Sherwin-Williams Company, a manufacturer of paint, architectural coatings, industrial finishes and associated supplies. Mr. Connor has held a number of executive positions at Sherwin-Williams since 1983. He became Vice Chairman and Chief Executive Officer in 1999, Chairman and Chief Executive Officer in 2000, and Chairman, President and Chief Executive Officer in 2005. He resigned as President in 2006. Mr. Connor is also a director of National City Corporation and serves as non-executive Chairman of University Hospitals Health System.

Director since 2006

Michael J. Critelli, 58, is Chairman and Chief Executive Officer of Pitney Bowes Inc., a provider of mailstream solutions. Mr. Critelli is non-executive Chairman of the National Urban League.

Director since 1998

Charles E. Golden, 60, served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. Mr. Golden is currently on the boards of Hillenbrand Industries and Unilever NV/PLC. He also serves as non-executive Chairman-Elect of Park Tudor School Trust.

Director since 2007

Ernie Green, 68, is founder, President and Chief Executive Officer of Ernie Green Industries, Inc., a manufacturer of automotive components. He is also President of Florida Production Engineering, Inc., a subsidiary of Ernie Green Industries. He is a director of DP&L Inc., Pitney Bowes Inc., and Amantea Nonwovens LLC, and non-executive Chairman of the Foundation Board of Central State University.

Director since 1995

Directors whose present terms continue until April 2008:

Ned C. Lautenbach, 63, is
a partner at Clayton, Dubilier & Rice, Inc., a private equity investment firm specializing in management buyouts. Before joining Clayton, Dubilier, Mr. Lautenbach was associated with IBM from 1968 until his retirement in 1998. At IBM, he held several executive positions and was a member of IBM’s Corporate Executive Committee. From 1999 to 2002, Mr. Lautenbach served as Chief Executive Officer of Acterna Corporation, a global provider of communications test equipment, software and services. He also served from 2000 to 2004 as Co-Chairman of Covansys, Inc., a global provider of business and technology solutions. Mr. Lautenbach is a member of the Board of Directors of Sony Corporation and Lead Director of the Independent Board of Trustees of Fidelity Investments.

Director since 1997

John R. Miller, 69, is Chairman of the Board of SIRVA, Inc., a global provider of moving and relocation services, and Chairman of the Board of Graphic Packaging Corporation, a leading provider of paperboard packaging solutions to consumer products companies. He is also a Director of Cambrex Corporation. Mr. Miller was formerly President, Chief Operating Officer and a director of The Standard Oil Company from 1980 to 1986, where he held a number of other executive positions including that of Vice President, Finance. Mr. Miller was a member of the Board of the Federal Reserve Bank of Cleveland from 1986 to 1993, serving as its Chairman during the last two of those years. From 2002 to 2003 he was Chairman, President and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry.

Director since 1985

Gregory R. Page, 55, is President and Chief Operating Officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He was Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, and became President and Chief Operating Officer in 2000. Mr. Page is a director of Cargill, Incorporated.

Director since 2003

Victor A. Pelson, 69, is a Senior Advisor to UBS Securities LLC, investment banker. Before becoming associated with UBS Securities and its predecessors in 1996, Mr. Pelson was an employee of AT&T from 1959 to 1996, where he held a number of executive positions, including Group Executive and President responsible for the Communications Services Group, Executive Vice President and member of the Management Executive Committee. At the time of his retirement from AT&T, Mr. Pelson was Chairman of Global Operations and a member of the Board of Directors. Mr. Pelson is a director of Dun & Bradstreet and United Parcel Service.

Director since 1994

Directors whose present terms continue until April 2009:

Alexander M. Cutler, 55, is Chairman, Chief Executive Officer and President of Eaton Corporation. Mr. Cutler joined Cutler-Hammer, Inc. in 1975, which was subsequently acquired by Eaton, and became President of Eaton’s Industrial Group in 1986 and President of the Controls Group in 1989. He advanced to Executive Vice President — Operations in 1991, was elected Executive Vice President and Chief Operating Officer — Controls in 1993, President and Chief Operating Officer in 1995, and assumed his present position in 2000. Mr. Cutler is also a director of KeyCorp.

Director since 1993

Deborah L. McCoy, 52, retired from Continental Airlines, Inc. in 2005, where she had served as Senior Vice President, Flight Operations since 1999. During part of 2005, Ms. McCoy also briefly served as the Chief Executive Officer of DJ Air Group, a start-up commercial airline company.

Director since 2000

Gary L. Tooker, 67, is an independent consultant and former Chairman of the Board, Chief Executive Officer and Director of Motorola, Inc., a manufacturer of electronics equipment. Mr. Tooker became Motorola’s President in 1990, Vice Chairman and Chief Executive Officer in 1993, Chairman in 1997, and retired from Motorola in 1999. Mr. Tooker is a director of Avnet, Inc.

Director since 1992

Director Nomination Process — The Governance Committee of the Board, comprised entirely of directors who meet the independence standards of the Board of Directors and the New York Stock Exchange, is responsible for overseeing the process of nominating individuals to stand for election as directors. The Governance Committee charter is available on the Company’s website (www.eaton.com) under “Our Company,” then “Corporate Responsibility,” and then “Corporate Governance” and is included in this proxy statement as Appendix A.

Any director candidates recommended by the Company’s security holders are given consideration by the Governance Committee, consistent with the process used for all candidates. Security holders may submit recommendations in the manner described on this page under the heading “Security Holder Recommendations of Director Candidates.”

All potential director candidates are reviewed by the Governance Committee in consultation with the Chairman and Chief Executive Officer, typically with the assistance of a professional search firm retained by the Committee. The Committee decides whether to recommend one or more candidates to the Board of Directors for nomination. Candidates who are ultimately nominated by the Board stand for election by the shareholders at the annual meeting. Between annual meetings, nominees may also be elected by the Board itself.

In order to be recommended by the Governance Committee, a candidate must have the following minimum qualifications, as described in the Board of Directors Governance Policies: personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and a sensitivity to the Company’s corporate responsibilities. In addition, the Governance Committee from time to time looks for individuals with specific qualifications so that the Board as a whole may maintain an appropriate mix of experience, background, expertise and skills, and of age, gender, ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of the Board at that time.

The Board of Directors Governance Policies are available on the Company’s website (www.eaton.com) under “Our Company,” then “Corporate Responsibility,” and then “Corporate Governance” and are included in this proxy statement as Appendix B. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to the Company’s Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

Security Holder Recommendations of Director Candidates — The Governance Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any Eaton security holder. Any security holder wishing to recommend an individual as a nominee for election at the annual meeting of shareholders to be held in 2008 should send a signed letter of recommendation, to be received before November 2, 2007, to the following address: Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, attention Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be nominated and, if nominated and elected, consenting to serve as a director.

Director Independence — The Board of Directors Governance Policies, which are available on the Company’s website (www.eaton.com) under “Our Company,” then “Corporate Responsibility,” and then “Corporate Governance” and are attached as Appendix B to this proxy statement, provide that all of the Company’s outside directors should be independent. The listing standards of the New York Stock Exchange state that no director can qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, and the Board’s determination in that regard, along with the basis for that determination, is disclosed in the Company’s annual proxy statement. Additional, and more stringent, standards of independence are required of Audit Committee members. It is the Company’s practice to disclose in its annual proxy statement the Board’s determination as to the independence of the Audit Committee members as well as its determination as to all outside directors.

As permitted by the New York Stock Exchange listing standards, the Board of Directors has determined that certain relationships between an outside director and the Company will be treated as categorically immaterial for purposes of determining a director’s independence. These categorical standards are included in the Board of Directors’ independence criteria. The independence criteria for outside directors and members of the Audit Committee are available on the Company’s website (www.eaton.com) under “Our Company,” then “Corporate Responsibility,” and then “Corporate Governance” and are included in Appendix C to this proxy statement.

Since directors’ independence might be influenced by their use of Company planes and other Company-paid transportation, the Board has adopted a policy on this subject. This policy is also available on the Company’s website (www.eaton.com) under “Our Company,” then “Corporate Responsibility,” and then “Corporate Governance” and is included in Appendix C to this proxy statement.

In their review of director independence, the Board of Directors and its Governance Committee have considered the following:

1.	Directors C. M. Connor, M. J. Critelli, C.E. Golden, E. Green, N. C. Lautenbach, D. L. McCoy, G. R. Page and V. A. Pelson are officers, employees, partners or advisors with firms that have had purchases and/or sales of property or services with the Company within the past three years or have occupied such positions within that three-year period. In all cases, the amounts of the purchases and sales were substantially less than the Board’s categorical standard for immateriality, i.e., less than the greater of $1 million or 2% of the annual consolidated gross revenues of the director’s firm.

2.	A sister of Mr. Connor has been employed by the Company in a non-officer position since 2000, preceding Mr. Connor’s election to the Board in 2006. Her aggregate cash compensation for 2006 was less than $165,000, and she received benefits and participated in programs provided to similarly situated Company employees. Her compensation is comparable to that of her peers.

3.	Directors J. R. Miller and G. L. Tooker have had no relationships at all with the Company for the past three years, other than as directors and shareholders.

4.	The use of Company planes and other Company-paid transportation by all outside directors is consistent with the Board policy on that subject.

After reviewing the circumstances described above (which are the only relevant circumstances known to the Board of Directors), the Board has affirmatively determined that none of the Company’s outside directors has a material relationship with the Company and that each of the following directors qualifies as independent under the Board’s independence criteria and the New York Stock Exchange standards: C. M. Connor, M. J. Critelli,
C. E. Golden, E. Green, N. C. Lautenbach, D. L. McCoy, J. R. Miller, G. R. Page, V. A. Pelson and G. L. Tooker. The basis of the Board’s independence determination was that each of these directors had either no relationship at all with the Company for the past three years (other than as a director and shareholder) or that none of their relationships with the Company would likely be sufficient to compromise their independence as directors.

The Board has also affirmatively determined that each member of the Audit Committee, i.e., V. A. Pelson, C. E. Golden, N. C. Lautenbach, J. R. Miller, and G. L. Tooker, meets the special standards of independence required of them under the criteria of the New York Stock Exchange and the Company’s Board of Directors.

Board Committees — The Board of Directors has the following standing committees: Audit, Compensation and Organization, Executive, Finance and Governance.

Audit Committee. The functions of the Audit Committee include assisting the Board in overseeing the integrity of the Company’s financial statements and its systems of internal accounting and financial controls; the independence, qualifications and performance of the Company’s independent auditor; the performance of the internal auditors; and the Company’s compliance with legal and regulatory requirements. The Audit Committee exercises sole authority to appoint, compensate and terminate the independent auditor and pre-approves all auditing services and permitted non-audit services to be performed for the Company by the independent auditor. Among its other responsibilities, the Committee meets regularly with the Company’s Chief Financial Officer, Director – Internal Audit, independent auditor, General Counsel, and Director – Global Ethics in separate executive sessions; prepares the Committee’s report to be included in the Company’s annual proxy statement; assures that performance evaluations of the Audit Committee are conducted annually; and establishes procedures for the proper handling of complaints concerning accounting or auditing matters.

Each Committee member meets the independence requirements, and all Committee members collectively meet the other requirements, of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and rules adopted thereunder by the Securities and Exchange Commission. Further, Committee members are prohibited from serving on more than two other public company audit committees. The Board of Directors has determined that each member of the Audit Committee is financially literate and that two members, C. E. Golden and J. R. Miller, qualify as audit committee financial experts (as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934) and that all members of the Audit Committee have accounting or related financial management expertise. The Audit Committee held eleven meetings in 2006. Present members are Messrs. Golden, Lautenbach, Miller, Pelson (Chair) and Tooker.

Compensation and Organization Committee. The functions of the Compensation and Organization Committee include reviewing proposed organization or responsibility changes at the officer level; with input from all outside directors, evaluating the performance of the Chief Executive Officer and reviewing the performance evaluations of the other elected officers; reviewing succession planning for key officer positions including the position of Chairman and Chief Executive Officer, and reviewing the Company’s practices for the recruitment and development of a diverse talent pool. The Committee is also responsible for determining the salary of each elected officer of the Company, subject to discussion by the Board and endorsement by the independent directors; reviewing awards to elected officers under the Executive Incentive Compensation Plan and the aggregate amount of awards under the Plan; adjusting that amount as appropriate within the terms of the Plan; establishing and subsequently determining the attainment of performance objectives under the Company’s short-term and long-term incentive compensation plans; annually reviewing awards to elected officers under the Company’s long-term incentive compensation plans; administering stock option plans and reviewing compensation practices as they relate to key employees to confirm that those plans remain equitable and competitive, as well as reviewing significant new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on the Company’s officers or primarily benefiting key employees; and preparing an annual report for the Company’s proxy statement regarding executive compensation. The Compensation and Organization Committee held five meetings in 2006. Present members are Ms. McCoy and Messrs. Connor, Critelli (Chair), Green and Page.

Executive Committee. The functions of the Executive Committee include all of the functions of the Board of Directors other than the filling of vacancies in the Board of Directors or in any of its committees. The Executive Committee acts upon matters requiring Board action during the intervals between Board meetings. The Executive Committee held two meetings during 2006. Mr. Cutler is a member of the Committee for the full twelve-month term and serves as Committee Chair. Each of the non-employee directors serves a four-month term.

Finance Committee. The functions of the Finance Committee include the periodic review of the Company’s financial condition and the recommendation of financial policies to the Board; analyzing Company policy regarding its debt-to-equity relationship; reviewing and making recommendations to the Board regarding the Company’s dividend policy; reviewing the Company’s cash flow, proposals for long- and short-term debt financing and the risk management program; meeting with and reviewing the performance of management pension committees and any other fiduciaries appointed by the Board for pension and profit-sharing retirement plans; and reviewing the key assumptions used to calculate annual pension expense. The Finance Committee held two meetings in 2006. Present members are Ms. McCoy and Messrs. Critelli, Golden, Green and Page (Chair).

Governance Committee. The responsibilities of the Governance Committee include recommending to the Board improvements in the Company’s corporate governance processes and any changes in the Board Governance Policies; advising the Board on changes in the size and composition of the Board; making recommendations to the Board regarding the structure and responsibilities of Board committees; and annually submitting to the Board candidates for members and chairs of each standing Board committee. The Governance Committee, in consultation with the Chief Executive Officer, identifies and recommends to the Board candidates for Board membership, reviews the nomination of directors for re-election; oversees the orientation of new directors and the ongoing education of the Board; recommends to the Board compensation of non-employee directors; administers the Board’s policy on director retirements and resignations; administers the directors’ stock ownership guidelines; and recommends to the Board guidelines and procedures to be used by the directors to evaluate the Board’s performance. The responsibilities of the Governance Committee also include providing oversight regarding significant public policy issues with respect to the Company’s relationships with shareholders, employees, customers, competitors, suppliers and the communities in which the Company operates, including such areas as ethics compliance, environmental, health and safety issues, community relations, government relations, charitable contributions, shareholder relations and the Eaton Philosophy — Excellence through People. The Governance Committee held seven meetings in 2006. Present members are Messrs. Connor, Lautenbach, Miller (Chair), Pelson and Tooker.

Committee Charters and Policies — The Board of Directors most recently revised the charter of the Governance Committee in October 2006 (attached as Appendix A), the charter of the Audit Committee in February 2006 (attached as Appendix D), the charter of the Compensation and Organization Committee in January 2007 (attached as Appendix E), and the charter of the Finance Committee in September 2005 (attached as Appendix F). These charters also are available on the Company’s website (www.eaton.com) under “Our Company,” then “Corporate Responsibility,” and then “Corporate Governance.” Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to the Company’s Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

In addition to the Board of Directors Governance Policies, certain other policies relating to corporate governance matters are adopted from time to time by Board Committees, or by the Board itself upon the Committees’ recommendation.

The Board of Directors held eleven meetings in 2006. Each of the directors attended at least 80% of the meetings of the Board and its committees. The average rate of attendance for all directors was 94%.

Audit Committee Report — The Audit Committee of the Board of Directors is responsible to assist the Board in overseeing (1) the integrity of the Company’s financial statements and its systems of internal accounting and financial controls, (2) the independence, qualifications and performance of the Company’s independent auditor, (3) the performance of the Company’s internal auditors and (4) the Company’s compliance with legal and regulatory requirements. The Committee’s specific responsibilities, as described in its charter, include the sole authority to appoint, terminate and compensate the Company’s independent auditor, and to pre-approve all audit services and other services to be provided to the Company by the independent auditor. The Committee is comprised of five Directors, all of whom are independent under the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the Board of Directors’ own independence criteria.

The Board of Directors amended the Committee’s charter most recently on February 22, 2006. A copy of the charter is attached as Appendix D to this proxy statement.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company’s management, the Company’s 2006 audited financial statements.

The Committee has discussed with Ernst & Young LLP, the Company’s independent auditor, the matters required to be discussed by generally accepted auditing standards.

The Committee has also received the written disclosures from Ernst & Young regarding their independence from the Company that are required by Independence Standards Board Standard No. 1, has discussed with Ernst & Young their independence and has considered the compatibility of their services, other than their audit services, with their independence.

For 2005 and 2006, Ernst & Young’s fees for various types of services to the Company were as shown below:

	2006	2005

Audit Fees	$13.9 million	$16.2 million
Includes Sarbanes-Oxley Section 404 attest services
Audit-Related Fees	0.7 million	1.0 million
Includes employee benefit plan audits and business acquisitions and divestitures
Tax Fees	7.5 million	5.8 million
Tax compliance services	5.7 million	4.5 million
Tax advisory services	1.8 million	1.3 million
All Other Fees	0.4 million	0.4 million
Includes expatriate administrative services

The Audit Committee did not approve any of the services shown in the above four categories through the use of the “de minimis” exception permitted by Securities and Exchange Commission rules.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditor: specific services are pre-approved from time to time by the Committee or by the Committee Chair on its behalf. As to any services approved by the Committee Chair, the approval is made in writing and is reported to the Committee at the following meeting of the Committee.

Based upon the Committee’s reviews and discussions referred to above, and in reliance upon them, the Committee has recommended to the Board of Directors that the Company’s audited financial statements for 2006 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the Board has approved their inclusion.

Respectfully submitted to the Company’s shareholders by the Audit Committee of the Board of Directors.

Victor A. Pelson, Chair
Charles E. Golden
Ned C. Lautenbach
John R. Miller
Gary L. Tooker

Board of Directors Governance Policies — The Board of Directors revised the Board of Directors Governance Policies most recently in October 2006, as recommended by the Governance Committee of the Board. The revised Governance Policies are available on the Company’s website (www.eaton.com) under “Our Company,” then “Corporate Responsibility,” and then “Corporate Governance” and are attached as Appendix B to this proxy statement. Printed copies will also be provided free of charge upon request. Requests for printed copies should be directed to the Company’s Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

Executive Sessions of the Non-Management Directors — The policy of the Board of Directors is that the non-management directors meet in Executive Session at each regular Board meeting, without the Chairman and Chief Executive Officer or other members of management present, to discuss whatever topics they may deem appropriate. The non-management directors who chair the Audit Committee, Compensation and Organization Committee, Finance Committee and

Governance Committee chair the Executive Sessions on a rotating basis. Shown below are the months when Board meetings are held and the non-management director who chairs each Executive Session:

January	—	Chair of the Compensation and Organization Committee
February	—	Chair of the Audit Committee
April	—	Chair of the Governance Committee
July	—	Chair of the Finance Committee
September	—	Chair of the Audit Committee
October	—	Chair of the Compensation and Organization Committee

The policy of the Board of Directors is that at least one such Executive Session is held every year attended only by directors who meet the independence criteria of the Board of Directors and of the New York Stock Exchange. At the present time, all non-management directors meet these criteria.

At each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, an Executive Session is held at which only the Committee members (all of whom qualify as independent) are in attendance, without any members of the Company’s management present, to discuss whatever topics they may deem appropriate.

Security Holder Communications to the Board — The Board of Directors provides the following process for security holders and other interested parties to send communications to the Board or outside directors:

Security holders and other interested parties may send such communications by mail or courier delivery addressed as follows:

Earl R. Franklin
Vice President and Secretary
Eaton Corporation
1111 Superior Avenue
Cleveland, Ohio 44114-2584

In general, the Vice President and Secretary forwards all such communications to the Chair of the Governance Committee. The Governance Committee Chair in turn determines whether the communications should be forwarded to other members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board (e.g., the director who will chair a particular Executive Session), the Chair of a particular Board Committee or the outside directors as a group, the Vice President and Secretary forwards those communications directly to those individuals.

Director Attendance at Annual Meetings — The policy of the Board of Directors is that all directors should attend annual meetings, and all outside directors are compensated for their attendance. At the Company’s 2006 annual meeting, held April 26, 2006, all ten members of the Board were in attendance.

Code of Ethics — The Company has a Code of Ethics that was approved by the Board of Directors. The Company provides training globally for all employees on its Code of Ethics. Eaton requires that all directors, officers and employees of Eaton, its subsidiaries and affiliates abide by the Company’s Code of Ethics, which is available on the Company’s website (www.eaton.com) under “Our Company,” then “Corporate Responsibility,” and then “Code of Ethics” and is attached as Appendix G to this proxy statement. Printed copies will be provided free of charge upon request. Requests for printed copies should be directed to the Company’s Investor Relations Office, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Board of Directors Compensation and Organization Committee (the “Committee”) determines the compensation for our executive officers, and reviews, approves and oversees the administration of all of our executive compensation plans and programs. The Committee consists of five independent non-employee directors and receives advice from independent compensation consultants retained and directed by the Committee. For more information about the Committee’s charter and key responsibilities, visit the corporate governance section of the Eaton website at www.eaton.com (accessed through “Quick Links”) or see the Committee’s Charter attached as Appendix E to this Proxy Statement.

An Overview Of Executive Compensation Philosophy

Under our executive compensation philosophy, which was last reviewed and updated by the Committee in 2006, we design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives, and to fairly reflect, in the judgment of the Committee, our performance, and the responsibilities and personal performance of individual executives.

•	Pay for Performance — Our compensation plans and programs reflect the belief that executive compensation must, to a large extent, be at risk where the amount earned depends on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. Actual incentive payouts will be larger if we achieve superior performance and smaller if we do not achieve target performance.

•	Market Competitiveness — As a regular practice, we target total compensation, including base salaries, annual target incentive opportunities, long-term target incentive opportunities, and equity-based incentives, to be within the median range of compensation paid by similarly-sized industrial companies. While it is our philosophy to set total compensation for our executives within the median range of compensation paid by similarly-sized industrial companies, we also make every effort to monitor, assess and advise the Committee concerning competitive or recruiting pressures in the market for executive talent. These pressures potentially may threaten our ability to retain our key executives. The Committee has always retained and has exercised its discretion to adjust compensation targets as necessary and appropriate to address these risks.

Our executive compensation plans and programs reflect this philosophy. We validate our plans and programs by periodic comprehensive studies conducted with the assistance of nationally recognized consulting firms retained by the Committee.

Use of Compensation Consultants

On an as-needed basis, we employ a variety of outside compensation, benefit and actuarial consulting firms to support various types of technical and administrative work in these disciplines. This would include data analysis, employee compensation and benefit plan benchmarking and design, actuarial work, drafting selected employee communications, business process and administrative recordkeeping services, and assistance with acquisition and divestiture due diligence. We choose firms for individual consulting and service assignments based upon their capabilities and their proposed price for the work. In recent years, we have made limited use of outside consultants to support the design work on many of our executive compensation programs. However, we have, for many years, participated in and used the annual executive total compensation data reported in the surveys sponsored by three separate nationally known consulting firms: Hewitt Associates, Towers Perrin and Hay Associates.

The Committee also selects and retains the services of an independent outside consultant when it deems it appropriate to support its oversight and management of our executive compensation programs. To support the annual process of conducting a performance evaluation for the Chairman and Chief Executive Officer, the Committee has been utilizing the services of a senior consultant from Buck Consulting (see the section entitled “Other Key Executive

Compensation Principles” below for further details on this process). The Committee has selected a senior consultant from Hewitt Associates as its primary independent advisor and to assist the Committee in its review of our executive compensation policies, programs and processes. The Committee has reviewed a report of the consulting work performed for us by both Hewitt Associates and Buck Consulting compared to the total annual consulting work on compensation, benefits and actuarial matters for us and has determined that each of their senior consultants can provide independent advice to the Committee. To insure the Committee’s continued access to qualified independent advice on executive compensation and governance matters, we will first obtain the Committee’s review and approval prior to awarding any material consulting assignment to any firm that has already been engaged by the Committee.

Competitive Analysis and Benchmarking Processes

To support the Committee in overseeing our executive compensation practices and programs, we have for many years employed several analytical processes. The Committee’s independent compensation consultant reviews the results of these processes. The analytical processes follow two separate, but complementary, approaches. The first is our Total Compensation Analysis and Planning Process and the second is our Peer Group Pay and Performance Analysis Process.

•	Total Compensation Analysis and Planning Process — We conduct this process annually to support the Committee in a thorough review of the total compensation provided to each executive officer. The review serves two critical purposes in connection with the Committee’s oversight of our executive compensation practices. First, it provides the Committee with an annual update on how each officer’s current total compensation compares to the mean and median total compensation for executive officers as reported for comparable positions in similarly-sized industrial manufacturing companies. Second, it provides the Committee with an accurate foundation for establishing an annual total compensation program for each executive officer. Under this process the Committee reviews and acts on all the compensation elements for each officer at the same time each year. In addition, as the Committee establishes salary levels, incentive targets, and equity grants for the next compensation cycle, it can do so with an accurate and up-to-date view of how each executive officer’s resulting total compensation will compare to median and mean market practices in large industrial manufacturing companies.

To prepare the Total Compensation Analysis, we have, for many years, utilized three separate comprehensive surveys of executive compensation practices sponsored by the nationally known compensation consulting firms of Hewitt Associates, Towers Perrin Consulting and Hay Associates. As noted above, we analyze the median and mean data for each separate element of executive compensation (base salary, annual bonus and long-term cash and equity-based incentives) as reported for each executive officer’s position for similarly sized industrial manufacturing companies. The median and mean data for each element for each executive officer position is set forth in the Committee’s planning worksheet along with the average of these survey median and mean data points. The Committee uses the worksheet to assess each executive officer’s total compensation and to make annual decisions as to changes to each executive officer’s compensation. If the surveys do not report reasonably equivalent data for a specific officer’s position, each element of pay for that position is extrapolated from the available survey data.

Using the Total Compensation Analysis and Planning Process, the Committee establishes an annual total compensation plan for each executive officer. The annual total compensation plan sets forth each officer’s base salary, the target opportunity for the short-term incentive plan, the number of stock options or restricted shares to be granted and the target opportunity under the long-term cash incentive plan. As part of this process, the Chairman and Chief Executive Officer first meets individually with his senior management team to discuss the performance assessment for each of their respective executive officer direct reports and any initial recommendations as to an appropriate total compensation plan for these officers. After considering these inputs from his direct reports and following a subsequent review with the Vice President — Human Resources, the Chairman and Chief Executive Officer decides upon and provides to the Committee a draft total compensation plan for each executive officer (other than the Chairman and Chief Executive Officer). The Chairman and Chief Executive Officer then meets with the Committee to discuss the performance of each executive officer and highlights the rationale for recommending any component of pay for any executive officer that is significantly higher or lower than the reported survey median (if any) for the officer’s position. Following this discussion, the Committee decides upon and establishes a total compensation plan for each executive officer. The Committee meets in executive session (with no members of our management in attendance) to review the comprehensive market data for the Chairman and Chief Executive Officer’s position and to establish a total compensation plan for the Chairman and Chief Executive Officer. In this process, the Committee may seek the assistance of its independent consultant.

•	Peer Group Pay and Performance Analysis Process — This process encompasses a comprehensive annual analysis that compares publicly-available financial results and compensation data for a group of publicly-held diversified industrial peer companies with similar data reported for Eaton Corporation. The diversified industrial peer group tracked for this analysis consists of the following companies:

• Crane • Dover • General Electric • Illinois Tool Works • ITT Industries • SPX • Thermo Electron • United Technologies	• Danaher • Emerson Electric • Honeywell • Ingersoll Rand • Parker Hannifin • Textron • Tyco International

The analysis provides the Committee with the compensation data reported publicly by each of the peer companies for the Chairman and Chief Executive Officer, Chief Financial Officer and, to the extent available, any positions equivalent to our Group President position. The analysis provides a comparison of our performance with that of the publicly reported peer group over one-year, three-year and five-year time periods using a wide range of performance metrics. This analysis provides the Committee with insight into how each of the peer companies has rewarded their executive officers in terms of base salaries, short-term and long-term incentive awards and annual equity grants in light of the returns each peer company has produced for its investors. Prior to reviewing this data with the Committee, the Committee’s independent compensation consultant reviews the analysis and provides the Committee with his views and commentary. The Committee has indicated that it finds this analysis and commentary to be very valuable in helping them to assess if our pay for performance profile is appropriate and aligned with industrial and peer group practices. In addition, management and the Committee use this comprehensive peer group financial analysis each year to support the process of reviewing and establishing short-term and long-term incentive plan goals intended to drive and reward top quartile performance by the Company.

Use of Tally Sheets

When approving changes in compensation of the Chairman and Chief Executive Officer and the other Named Executive Officers, the Committee reviews a tally sheet for each executive officer that sets forth the dollar amount of all components of his or her current compensation, including salary, annual incentive compensation, long-term incentive compensation, retirement and savings programs, health and welfare programs and the cost of personal executive benefits. During 2006, the Committee also reviewed potential compensation payments to the Chairman and Chief Executive Officer and the other Named Executive Officers under various termination scenarios, including in the event of a change of control of Eaton Corporation. This process included a review of potential severance payment obligations, potential values of vested and unvested restricted stock and stock options, and accumulated balances and projected payment obligations in connection with our retirement and savings programs, including our deferred compensation and limited service supplement and restoration retirement income plans. Based upon this review, the Committee determined the total compensation, in the aggregate, for the Chairman and Chief Executive Officer and the other Named Executive Officers to be reasonable and not excessive.

The Components of Executive Compensation and Benefits

We utilize the following balanced components to achieve our goals relating to hiring, motivating, retaining and rewarding executive officers:

•	Base Salary — We pay a competitive base salary in recognition of performing day-to-day job responsibilities. In setting officer salaries each year, the Committee first reviews each officer’s current salary compared to the median salary as determined under the annual Total Compensation Analysis and Planning Process. In general, the Committee sets officer base salaries at approximately the median of market practice. The Committee may establish a base salary level in excess of the reported market median in cases of an individual exhibiting sustained high performance. As part of the Committee’s annual total compensation planning process, the Chairman and Chief Executive Officer provides the Committee with an initial recommendation for each officer’s base salary and discusses each officer’s performance. In judging performance, the Committee typically considers such factors as performance against business plans, initiative and leadership, time in position, experience, knowledge and success in building organizational capability. Consistently effective individual performance is a threshold requirement for any salary increase. In Executive Session, the Committee follows this same process in establishing the base salary for the Chairman and Chief Executive Officer.

•	Short-Term Incentives — We establish a competitive annual incentive compensation opportunity for participants in our Executive Incentive Compensation Plan. Eligible participants include each executive officer and approximately 1,500 other members of mid-level and executive-level management. We typically establish target incentive opportunities under this Plan at approximately the median of market practice. The Plan is designed to reward executives when they succeed in meeting stringent Company and individual performance objectives. As in past years, we based annual bonuses paid to executive officers for 2006 on individual target opportunities expressed as a percentage of the participant’s base salary, the level of our achievement of pre-established stretch financial goals set by the Committee and individual performance ratings that reflected a discretionary assessment by the Committee of each officer’s contributions during the year (discussed in greater detail below). In 2006, we based performance goals on our operating earnings per share, which exclude acquisition integration charges (“EPS”), and cash flow return on gross capital employed in the business (“CFR”), weighted equally, in addition to individual and business unit performance objectives. We use these goals because, over time, they bear a statistical correlation to the market trading price of our shares. We do not make incentive payments under the Plan unless we achieve the predetermined minimum level of CFR (except for the possible discretionary award described below). If we achieve the predetermined minimum level of CFR, but do not achieve the predetermined minimum level of EPS, payments would be limited to the minimum level, which is an amount equal to 25% of the incentive target. In setting demanding annual EPS and CFR goals under the Plan, the Committee reviews market analyses, our annual profit plan as approved by the Board of Directors, and external research reports and comparative analyses of a select group of diversified industrial peer companies. The Committee, in its sole discretion, may increase or decrease the total amount available for payment under the Plan by up to 20%, based upon its assessment of our performance against other financial and non-financial factors. The Committee did not exercise this discretion for the 2006 plan year. The Plan also gives the Committee the discretion to pay up to 20% of the target incentive fund to recognize contributions to the Company in a year when awards would not otherwise be payable, which was not the case for 2006.

We also base Awards on individual performance ratings. In setting individual performance ratings, the Committee reviews a recommendation from the Chairman and Chief Executive Officer for each executive officer. Individual ratings take into account factors such as the officer’s overall performance appraisal, unanticipated challenges and opportunities, actual performance against profit plan, personal objectives and general economic conditions. Individual ratings may result in payments ranging from zero to 150% of the amount otherwise payable to any given participant, except that the total awards payable to all eligible incentive plan participants cannot exceed 100% of the CFR and EPS performance adjusted incentive fund. Under the Plan terms, the incentive fund does not include any award to an “employee director” (currently limited to only the Chairman and Chief Executive Officer) for purposes of this “zero-sum” calculation. In Executive Session, the Committee establishes an individual Plan rating for the Chairman and Chief Executive Officer for each year after discussing the results of the Board of Directors’ annual appraisal of his or her performance. We describe this process in more detail below under “Other Key Executive Compensation Principles — Chairman and Chief Executive Officer Annual Appraisals.”

Executive officers may defer payment of their short-term incentive payments under a plan described in more detail under “Nonqualified Deferred Compensation” on page 35.

•	Stock Options — For 2006, we continued our long-standing practice of providing long-term incentive compensation grants to executives in two components: approximately 50% in stock options and 50% in a four-year performance-based cash incentive compensation award (described in more detail under “Long-Term Cash Incentive Plan” below). We believe that this “portfolio approach” to structuring long-term incentives provides an appropriate balance for focusing executives on both an external measure of Company success (via equity grants) and on internal performance metrics (via the four-year cash incentive plan). This strategic approach is reviewed annually with the assistance of the Committee-retained independent compensation consultant who confirmed the appropriateness of this approach. Under the strategy, the intent is to continue to drive executive performance, while being sensitive to executive retention risks, by using a balanced portfolio of long-term incentive compensation components.

We believe that stock options are effective in aligning the interests of our executives with those of our shareholders by having a significant component of executive compensation tied directly to changes in the value of our shares. Stock options aid executive retention because they vest over a period of years. For a number of years and again in 2006, we established our annual guidelines for stock option grants by first determining the Black-Scholes value (or a value set by a comparable market pricing model) of an Eaton common share as reported in the surveys described earlier for our most recent completed stock option grant. That percentage is multiplied by the average price for an Eaton common share over the time period noted below. The resulting dollar value is then divided into the median long-term incentive compensation values, as determined by the surveys, to establish our recommended median grant sizes. Prior to the 2005 grant, we used a rolling five-year average share price for this calculation. In light of our share price increase over the last several years, the Committee approved a change to the process by adopting a rolling three-year average share price beginning with the 2005 grants. The Committee has traditionally approved the use of an average price over a period of years since this policy provides a more stable basis for making annual stock option grants with less year-to-year variability in overall grant sizes and share usage. However, in light of a recent review of marketplace practices, the Committee has approved a policy change under which the average closing price of an Eaton common share over the last 90 days of the year prior to the year of the grant is used when creating our stock option grant guidelines. This change will be effective with the 2007 annual equity grants.

Starting with this basis for determining appropriate median stock option grant levels, the Committee then reviews the Chairman and Chief Executive Officer’s recommended stock option grants for each executive officer.

Based on individual factors such as the level of sustained personal performance, long-term career potential, and competitive market conditions, the Committee may establish an individual officer’s stock option grant, if any, at a level at, above or below median market practice. Using this same process, in Executive Session the Committee determines the size of the annual stock option grant, if any, that it will make to the Chairman and Chief Executive Officer.

We set the strike price for all stock option grants at the fair market value on the date of the grant (using the process described below). We have never backdated or otherwise timed stock options to enable executives to profit from an artificially low strike price.

Our grant recommendation and approval processes have always been disciplined, straightforward, and consistent. In 1995, under a stock plan approved by the shareholders, we added annual grants of stock options to the compensation provided to non-employee directors, and the process for making these grants is set forth in the stock plan document and is described below.

Under the various Company stock plans, all of which have been approved by the shareholders, a committee of independent directors has exclusive authority to fix the date and all terms and conditions of equity grants to executive officers. Currently, the Compensation and Organization Committee of the Board of Directors has this responsibility. Management submits equity grant recommendations for individual employees to the Committee for its review. The Committee then reviews or adjusts the recommendations. In Executive Session, the Committee establishes the grant for the Chairman and Chief Executive Officer. Under these plans, the Committee may delegate authority to grant awards if the recipient of the grant is an employee who is not an officer or director of the Company. As discussed below, the Committee has delegated to the Chairman and Chief Executive Officer authority to grant awards in specified circumstances.

Employee Stock Option Grant Practices

In the case of annual stock option grants to executives, our grant processes have not changed materially since Eaton started regularly granting options. We grant options at the same time each year, except in the case of newly hired executives, as described below. We set the strike price for all options at the fair market value on the date of grant determined as described below.

For awards made before 2001, the equity grant date was the Committee’s regularly scheduled January meeting, which was the Tuesday immediately preceding the fourth Wednesday of the month.

Beginning in 2001, the equity grant date was moved to the Committee’s regularly scheduled February meeting. We made this change to ensure adequate time to complete executive performance reviews prior to consideration of equity awards.

Key stock option grant processes are as follows:

•	As noted above, we set the strike price for all of Eaton’s stock options at the “Fair Market Value” on the date of grant. Our shareholder approved stock plans define the fair market value as the mean of the high and low prices of Eaton common shares as quoted on the NYSE Composite Transactions. This long-standing plan definition of fair market value may result in stock option strike prices that differ from our closing share price on the date of grant.

•	The Committee has delegated authority to the Chairman and Chief Executive Officer to make individual grants of options and/or restricted shares when it is necessary in order to recruit a new executive. It is our practice to have the date of grant for all such new hire grants be the individual executive’s date of hire.

•	In addition, the Committee has on rare occasion approved mid-year special grants of stock options to executives who join Eaton by way of a business acquisition. The Committee reviews and approves grants to these executives at a regularly scheduled Committee meeting.

•	Long-Term Cash Incentive Plan — As noted above, a cash bonus opportunity under the Executive Strategic Incentive Plan I (ESIP) provides the remaining portion of each executive’s annual total long-term compensation. We make grants under this cash-based plan annually. Grants cover four-year performance periods. We set the Target incentive opportunity for each executive officer at approximately fifty percent (50%) of the median reported long-term incentive opportunity as shown in the annual Total Compensation Analysis described above. We base awards under ESIP on our success in achieving aggressive growth in EPS and CFR goals (weighted equally) over a four-year period. Awards include a discretionary assessment of each participant’s individual performance. The Committee establishes performance goals at the beginning of each four-year award period based on a comprehensive analysis prepared by management that includes: (a) a comparison of our past performance across a range of performance metrics to that reported for our diversified industrial peer group, (b) the estimated financial results for Eaton and each of the peer companies as projected by financial analysts who follow these companies (generally covering two or three year periods into the future) and (c) a review of our strategic objectives and annual business plans. Absent any unusual circumstances, the Committee sets performance hurdles such that: (a) payment of awards at approximately 100% of the Target incentive opportunity would be made if our performance over the award period is at or above the expected median of the performance of the peer group and (b) payment of awards at or above 150% of the Target incentive would be made if our performance over the award period is at or above the expected 75th Percentile of the performance of the peer group. Prior to the 2005-2008 award period, we expressed incentive awards as contingent share units. We used contingent share units to better align the interests of the executives with those of the shareholders because such units reflect appreciation or depreciation and earnings of Company common shares during the performance period. Beginning with grants for the 2005-2008 award period, the Committee amended the plan to provide that incentive awards would not be expressed in the form of contingent share units. The Committee made this change because it determined that the executive compensation portfolio was overly-weighted in favor of equity-based compensation. We pay all awards under ESIP, whether or not expressed in the form of contingent share units, in cash.

Executive officers may defer payment of their awards under a plan described in more detail in the narrative and footnotes to the Nonqualified Deferred Compensation table on pages 35 and 36.

•	Restricted Stock — In limited circumstances, we grant restricted stock to officers or other executives. We typically make these grants for retention purposes. An executive receiving such a grant would, in the year of the grant, have total compensation (including the value of the grant) above the median. Restricted stock generally vests over four or five years. Under our 2002 Stock Plan, no more than 10% of the shares authorized for delivery may be granted as restricted shares, stock appreciation rights or share awards (other than stock options). In addition, no more than 5% of the total number of shares authorized for delivery under the 2002 Stock Plan may be granted as restricted shares, performance shares, stock appreciation rights or other share-based awards (other than stock options) that vest within less than one year after the date of grant. With respect to such awards in excess of 5% of the total number of authorized shares, the vesting period must exceed one year, with no more than one-third of those shares vesting at the end of the twelve-month period following the date of grant. While the 10% limit noted above was appropriate for the 2002 Stock Plan, as approved by the shareholders at the 2002 Annual Meeting, circumstances had changed by the time of the 2004 Annual Meeting, when the shareholders, at the recommendation of the Board of Directors, approved the 2004 Stock Plan. Instead of a 10% limit, the 2004 Stock Plan contains a 40% limit on the total number of shares authorized by the Plan that can be used for grants of restricted shares, performance shares, stock appreciation rights or other forms of equity grants (other than stock options). The Committee supported the authorization of more shares for these other forms of equity grants, because their use was in line with the long-term incentive strategy that the Committee had adopted.

Details regarding restricted stock grants to Eaton’s named executive officers may be found in the Outstanding Equity Awards At Fiscal Year-end Table on page 32.

•	Stock Ownership Guidelines — Depending on their level in the organization, we expect all of our officers and key executives to hold a multiple of their base salaries in Company shares. These ownership guidelines range from a multiple of one times base salary in the case of our General Managers and key non-officer staff executives to five times base salary for the Chairman and Chief Executive Officer. The Committee annually reviews the progress of individual executive officers toward these ownership goals and the Chairman and Chief Executive Officer annually reviews the progress of other non-officer Company executives. The Chairman and Chief Executive Officer and other executive officers named in the Summary Compensation Table own Company shares that are well in excess of their individual ownership guidelines.

We do not provide executives with any advice or assistance with respect to any financial hedge of their personal investment risks.

•	Health and Welfare Benefits and Retirement Income Plans — With certain exceptions described below, we cover our officers under the same health and welfare and retirement income benefit programs that we provide to our other salaried employees. In place of typical company-paid group term life insurance, we provide all officers and certain other executives an executive-owned individual whole life policy which is in addition to $50,000 of group term life insurance. The value of the Company-paid premium for the whole life policy is imputed as taxable income to the executive. When taken together, the group term insurance and the whole life policy provides these executives with a level of coverage in reference to base salary that is comparable to the other salaried employees. We decided to provide this executive life insurance arrangement to allow the executive to have a paid up policy at retirement that would mirror the Company-provided post-retirement group term life insurance but with less post-retirement tax complexity for both the executive and the Company.

The tax-qualified pension plans that we maintain for our U.S. salaried and non-union employees define compensation to include base salary, overtime, premiums and awards under any annual variable pay or incentive compensation plan (including amounts deferred for receipt at a later date). We use this same definition for calculating pension benefits under our non-qualified retirement income arrangements. The following sections provide details on the tax-qualified retirement income plans that we provide to our U.S. salaried and non-union employees and the non-qualified retirement income plans that we provide to our executives.

Tax-qualified Retirement Income Plans — Effective January 1, 2003, employees who were then earning benefits under the “Average Final Annual Compensation” (AFAC) benefit formula under the Company’s retirement plan were given the option to either: (a) continue earning benefits under the AFAC benefit formula; or (b) commence earning benefits under the Eaton Personal Pension Account (EPPA) formula. Salaried employees hired on or after January 1, 2002 automatically earn benefits under the EPPA formula upon becoming eligible for participation in the retirement plan. Under the AFAC benefit formula, annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level ($43,992 for 2005 retirements) plus 1 1/2% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee’s years of credited service. An employee’s average final annual compensation is the average annual amount of his or her eligible compensation (consisting of salary plus annual executive incentive compensation) for service during the five consecutive years within the last ten years of employment for which the employee’s total compensation was greatest. Years of credited service means the number of years of employment between age 21 and retirement, with a maximum of 44 years. Under the EPPA benefit formula, a participant’s single sum retirement benefit is accumulated throughout his or her career with the Company. This single sum amount is represented as a nominal account balance that is regularly credited with a percentage of his or her eligible compensation (consisting of salary plus annual executive incentive compensation) plus interest at a specified rate. The percentage of eligible compensation credited to the participant’s nominal account balance varies over his or her career based on the sum of the participant’s age and service with the Company. For the period when that sum is less than 50, 5.0% of compensation is credited. For the period when the sum is between 50 and 59 (inclusive), 6.0% of eligible compensation is credited. When the sum is between 60 and 69 (inclusive), 7.0% of compensation is credited. When the sum is 70 or greater, 8.0% of compensation in credited. Upon termination of employment, the nominal account balance is available as a single sum or may be converted to one of several annuity forms. As with the AFAC benefit formula, under the standard post-retirement surviving spouse option, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. For example, the benefit for an employee electing that option whose spouse is three years younger would be approximately 11% less than the amount of the participant’s annual benefit. This information assumes that the EPPA formula in the retirement plan will be continued in its present form.

We also maintain the Eaton Savings Plan (the “ESP”) which permits an employee to contribute from 1% to 5% of his or her salary to the matching portion of the ESP, subject to limits imposed under the Internal Revenue Code. We make a matching contribution which equals $1.00 for each dollar contributed by the participating employee with respect to the first 3% of his or her salary contributed to the ESP and $.50 for each dollar contributed by the participating employee with respect to the next 2% of his or her salary contributed to the ESP.

Other Retirement and Compensation Arrangements — Certain provisions of the Internal Revenue Code, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board of Directors has authorized the payment from our general funds of any benefits calculated under the provisions of the applicable retirement plan which may exceed those limits. The present value of these benefits accrued prior to January 1, 2005 will be paid in a single installment upon a proposed change in control of the Company unless otherwise determined by the Board of Directors.

The Board of Directors has adopted plans which provide supplemental annual retirement income to certain executives who do not have the opportunity to accumulate significant credited service with Eaton, provided that they either retire at age 55 or older and have at least ten years of service with Eaton or retire at age 65 or older regardless of the years of service. The amount of the annual supplement is generally equal to the amount by which a percentage (described below) of the executive’s average final annual compensation exceeds his or her earned retirement income (which includes amounts receivable pursuant to the retirement plans described above). The percentage of average final annual compensation used for this purpose depends upon an executive’s age and years of service at retirement. The percentage ranges from 25% (for retirements at age 55 with less than 15 years of service) to 50% (for retirements at age 62 or older with 15 years or more of service). Benefits under the plans generally are paid in one of the forms available under our qualified pension plans as elected by the participant, except that the present value of the benefit will be paid in a single installment upon a change of control of the Company.

These qualified and non-qualified retirement income plans are the only compensation or benefit plans or programs that we provide to executive officers which take into consideration the amounts realized by the executive from prior compensation awards. For example, any previously-paid awards under annual or long-term incentive plans and any gains realized upon the exercise of employee stock options do not affect the amounts payable as a future award under any other Company compensation plan or program. Moreover, we do not take these past payouts or stock gains into consideration when we set the level of any future incentive targets or equity award opportunities.

•	Employment Contracts and Change of Control Agreements — We do not provide our executive officers with employment contracts. As with all other U.S. salaried employees, our executive officers are “at will” employees. We do, however, provide each executive officer with a change of control agreement. Such agreements are in our best interests and that of our shareholders because they help insure that we will have the continued dedication and focus of key executives notwithstanding the possibility of a change of control of the Company. Providing these agreements to our officers also aligns with competitive practices. The change of control agreements that we provide follow mainstream competitive practices:

•	The agreement first becomes effective upon a change of control of the Company (as defined in the agreements).

•	For a period of three years following the change of control, the agreement protects the officer from certain changes to his or her employment, position, duties, compensation and benefits.

•	If, during this three-year period, the successor company terminates the executive’s employment other than for “Cause” or “Disability” or the executive terminates his or her employment for “Good Reason” (as these terms are defined in the agreements), the executive would receive:

–	A lump sum cash payment equal to the aggregate of (a) any earned but as yet unpaid base salary and annual and four-year incentive awards for completed incentive award periods, (b) a prorated portion of his or her target incentive opportunity for any open award periods under the four-year plan and (c) the lesser of three years or the number of years remaining until the executive’s 65th birthday multiplied by the executive’s annual base salary and target incentive opportunity under the annual plan; and

–	Continued health and welfare benefits as if the executive’s employment had not been terminated for a period equal to the lesser of two years or the number of years remaining until the executive’s 65th birthday.

•	These payments and benefits would not be subject to any requirement that the executive seek other employment or any other form of mitigation.

•	We would pay the executive’s legal fees if the executive needed to take action to enforce the provisions of the agreement or defend the agreement’s terms if contested by the Company.

•	In the event that any payment or distribution by the Company under the agreement would be subject to any excise tax under Internal Revenue Service regulations, we would pay the executive a gross-up payment that would cover the excise tax obligation and any related interest penalties.

•	Deferral Plans — We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under the Company’s annual and long-term cash incentive plans. We offer these plans in order to (a) provide executives with a competitive opportunity to accumulate additional retirement assets, (b) provide a means for acquiring Eaton common shares in order to satisfy their share ownership obligations and (c) provide an additional form of retention. Despite the fact that they are quite common across industry, we do not currently provide our executives with a non-qualified plan to allow them to defer base salary amounts in excess of the IRS limits that impact the amount of personal savings that they can elect contribute to our tax-qualified defined contribution 401(k) plan. Amounts earned under the annual bonus plan that are deferred until retirement are tracked on both a phantom share basis (as if the deferred amount were invested in Eaton common shares on the date of the deferral with dividends reinvested into additional phantom shares) and Quarterly Treasury Bill interest equivalents (as if the funds were invested in Treasury Bills). When the account is valued and distributed upon the executive’s retirement, the executive receives the phantom share return for the deferral period unless the Quarterly Treasury Bill return is higher. In the event an executive elects to defer an incentive award from our long-term cash incentive plan, for payment following his or her retirement, a minimum of fifty percent (50%) of the deferred amount must be tracked on a phantom share basis. The remainder of the amount deferred to retirement earns interest equivalents equal to that paid on Ten-year Treasury Notes plus 300 basis points. At retirement, the portion of the executive’s account that is deferred into phantom shares is paid out in Eaton common shares. In addition to these currently available deferral opportunities, we maintain several grandfathered deferral arrangements that are closed to new deferrals. Information showing the existing deferral account balances held by our named executive officers plus additional details on all of our deferral plans are provided in the narrative and footnotes to the Nonqualified Deferred Compensation Table on pages 35 and 36. That table shows the year in which each executive first elected to defer his or her earned and otherwise payable incentive award pursuant to one or more of our deferral plans.

The executives’ earned but deferred compensation held in our deferral plans are unsecured accounts subject to the claims of our creditors and are exposed to the risk of non-payment. Certain grantor trusts that we have established hold approximately $2.6 million of marketable securities and 688,852 Company shares, in order to provide for a portion of our deferred compensation obligations. The trust assets, which are subject to the claims of our creditors, will be used to pay those obligations in proportion to trust funding. The trust terms call for us to provide full funding upon a change of control of the Company and for accelerated lump sum or installment payments upon a failure by the Company to pay amounts due under the plans or upon a termination of employment in the context of a change in control.

•	Personal Benefits — We also provide our officers with a competitive level of personal benefits, certain of which are treated as taxable income to the executive. These benefits are described in more detail in the footnotes to the Summary Compensation Table on pages 28-31.

•	Use of Company Planes — We operate company planes in order to enhance our ability to effectively conduct our business and it is this principle that guides how our planes are scheduled and operate. We maintain a stringent policy related to the use of our planes which insures that the primary usage of our planes is to satisfy business needs and that all plane usage is accounted for at all times and in accordance with applicable tax laws. In the interest of security and personal productivity, the Board of Directors has directed the Chairman and Chief Executive Officer to use a Company plane for all business and personal travel whenever feasible. The Board of Directors has directed us to provide full tax protection to the Chairman and Chief Executive Officer with respect to the imputed income attributable to such personal use of our aircraft. Beyond this, it is our policy that our planes are not to be used for personal travel by other executives except with the express approval of the Chairman and Chief Executive Officer.

Other Key Executive Compensation Principles

•	Chairman and Chief Executive Officer Annual Appraisal — The Committee thoroughly assesses the performance of the Chairman and Chief Executive Officer annually. An independent consultant from Buck Consultants chosen by the Committee supports this process and, independent of management, collects and compiles input from each non-employee Director. After reviewing a comprehensive annual goal report and self-evaluation provided by the Chairman and Chief Executive Officer, each Director provides his or her independent ratings recommendations, comments and performance improvement suggestions for performance areas that include:

•	Company operations and financial results,

•	long-term strategy development and progress,

•	success in building organizational depth, capability and diversity,

•	personal leadership style,

•	community and industry involvement,

•	Board support and development and

•	execution of corporate governance practices.

The Directors’ inputs on these performance areas, along with any narrative commentary, are compiled anonymously by the independent outside consultant who prepares a draft consensus evaluation for review and approval by the Committee. This evaluation is also reviewed in an executive session of the Board of Directors and shared with the Chairman and Chief Executive Officer prior to a performance evaluation discussion with the Chair of the Committee. The Committee uses this appraisal as a factor to determine, with respect to the Chairman and Chief Executive Officer, the level of payments under our short-term and long-term incentive plans together with, and as part of the Total Compensation Analysis and Planning Process, any increase in base salary, new short and long term incentive targets and equity grants.

•	The Impact Of Accounting and Tax Treatment — We carefully monitor and comply with any changes in accounting rules, laws and regulatory requirements that impact its executive compensation plans and programs. Tax and accounting considerations, however, have never played a central role in the process of determining which compensation or benefit plans and programs would be provided to executives. Instead, the Committee has consistently structured our executive compensation pay and benefits programs in a manner intended to insure that they are (a) competitive in the marketplace for executive talent and (b) provide incentives and rewards that focus executives on reaching desired internal and external performance levels. Once the appropriate programs and plans are identified, we administer and account for them in accordance with applicable requirements.

•	$1 Million Tax Deduction Limit — The Committee believes that it is important and in the shareholders’ interest to maintain a significant amount of discretion over the administration of our short-term and long-term incentive plans. Because the Committee retains this discretion, the annual and long-term incentive plans do not qualify as “performance-based” plans under Internal Revenue Code Section 162(m) (the $1 Million Tax Deduction limit). Under this law, any non-deferred annual compensation of more than $1 million for the Chairman and Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table is not tax deductible unless paid pursuant to formula-driven, performance-based arrangements that preclude Committee discretion to adjust compensation after the beginning of the period in which the compensation is earned. The Committee attempts to preserve deductibility by encouraging deferrals of otherwise nondeductible payments.

•	Payment Recovery Provisions — We historically have not included provisions in our equity or incentive plans that would allow for recovery of incentive awards or equity-based compensation in the event that relevant Company performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. An initial review of the issues related to these provisions revealed significant potential implementation and process hurdles. During 2007, we will study these issues and the emerging governance practices in this area and will consider what could be an appropriate incentive recovery policy and any necessary related process changes.

Chairman and Chief Executive Officer Compensation in 2006

As part of its annual total compensation review, the Committee reviewed all components of the Chairman and Chief Executive Officer’s compensation, including salary, bonus, equity and long-term cash incentive compensation. Based upon this review, the Committee concluded that the Chairman and Chief Executive Officer’s total compensation (including compensation payable upon employment termination whether in connection with a change of control of the Company or otherwise) in the aggregate was reasonable and not excessive.

The Committee reported that the 2006 compensation for the Chairman and Chief Executive Officer was earned pursuant to the procedures, policies and factors described in earlier sections of this Compensation Discussion and Analysis. As described above, prior to taking any compensation actions with respect to the Chairman and Chief Executive Officer, each year the Committee conducts a comprehensive Chairman and Chief Executive Officer performance appraisal. Following the completion of the 2006 performance evaluation, the Committee Chair advised the Chairman and Chief Executive Officer that the Board of Directors had given him a very favorable overall performance evaluation and that, as in past years, this overall performance appraisal represented a key component used by the Committee in reviewing and approving the Chairman and Chief Executive Officer’s incentive awards for annual and long-term plans that were completed at year-end and that it would be one element considered by the Committee when it reviews and approves any future annual compensation adjustments, awards and grants under the Committee’s Total Compensation Analysis and Planning Process.

In the February 2006 Total Compensation Analysis and Planning process, the Committee maintained the Chairman and Chief Executive Officer’s annual base salary at the same rate in effect at the end of 2005. The Committee reported that this decision was consistent with its established philosophy to place less emphasis on the fixed element of compensation for executives and the fact that the Chairman and Chief Executive Officer’s then current base salary was approximately equal to the median annual salary level as reported in surveys for similarly-sized industrial companies.

The Committee reported that it had established the Chairman and Chief Executive Officer’s 2006 short-term incentive target opportunity at 105% of his base salary (unchanged from his 2005 incentive target) and that this was positioned at approximately the market median. They also reported that the actual short-term incentive award was based on our reported EPS and CFR results compared to the targets set by the Committee for 2006, along with the Committee’s evaluation of the Chairman and Chief Executive Officer’s individual performance. In establishing the Chairman and Chief Executive Officer’s individual performance rating, the Committee reported that it took into account the results of the annual Chairman and Chief Executive Officer Performance Appraisal process and such factors as:

•	continuing leadership in expanding and driving important initiatives such as the use of the Eaton Business System, successful merger and acquisition integrations, development of an outstanding leadership team, the successful on-time and better-than-budget implementation of the previously announced Excel 07 initiatives (discussed below), our diversity profile and the continued success of the annual global employee engagement survey and follow-up action planning process that has firmly established Eaton as an “industry benchmark company” for such processes;

•	exceeding the 2006 profit plan sales, CFR and EPS goals and in strengthening the balance sheet despite the impact of continued pressure from ongoing increases in commodity prices that impacted operations;

•	the successful expansion of our initiatives to further our philosophy of “Doing Business Right” which included further global expansion of our ethics and ombudsman programs;

•	continuing the implementation of our initiatives in moving toward a lower capital intensity business model; and

•	continuing success in driving and communicating our vision and commitment to be a sustained top quartile performer within our diversified industrial peer group.

The Committee reported that, for 2006, the Chairman and Chief Executive Officer earned 167% of his target annual bonus opportunity, which is based on the product of 139% (the 2006 EPS and CFR performance adjusted incentive fund factor), and an individual performance multiplier of 120% established by the Committee following the Board of Directors’ 2006 Performance Appraisal process. This percentage, when applied to his 2006 approved incentive target opportunity of 105% of his base salary, resulted in a bonus payout of 175% of his base salary.

In February 2006, as part of the Total Compensation Analysis and Planning Process, the Committee established the Chairman and Chief Executive Officer’s target long-term performance opportunity at 176% of base salary for the 2006-2009 performance period which, together with the Chairman and Chief Executive Officer’s Committee-approved stock option grant, positioned the value of the total long-term incentive compensation elements at approximately the market median as reported in the surveys of similarly-sized industrial companies. The Committee did not approve a special restricted stock grant for the Chairman and Chief Executive Officer in 2006 (such grants are made from time to time to provide an additional level of retention).

At year-end 2006, the Committee reported that the Chairman and Chief Executive Officer earned a long-term performance plan award for the 2003-2006 performance period based upon our CFR and cumulative EPS performance as described above and the Committee-approved individual rating for the Chairman and Chief Executive Officer. Absent the Committee’s decision as noted below, the Chairman and Chief Executive Officer would have earned contingent share units equal to 220% of his target share unit opportunity. This percentage was based upon actual CFR and EPS growth over the 2003-2006 period, which exceeded the maximum pre-established EPS growth and CFR goals for the period, and the individual performance rating of 110% established by the Committee. The Committee also noted that this percentage would have appropriately reflected the Chairman and Chief Executive Officer’s sustained individual performance over this period. The final cash value of the contingent share units also would have reflected the sustained growth in the price of Eaton’s common shares over this period.

Prior to entering its Executive Session to discuss and take action on this award, the Committee members noted that they were reminded by the Chairman and Chief Executive Officer of several discussions that he had initiated starting in late 2005 which highlighted the impact of the difficult and unique actions we would have to implement during 2006 as part of our Excel 07 Program. We initiated this program in the first quarter of 2006 to address resource levels and operating performance in businesses which underperformed in 2005 and businesses in which we expected markets to soften beginning in 2006 and extending into 2007. The Committee agreed with the Chairman and Chief Executive Officer’s concerns that these actions had adversely impacted a significant number of Eaton associates and locations, including plant closings, employee reductions and restructurings. In light of these difficult and unique Company actions, the Chairman and Chief Executive Officer expressed the view that his award for this period under this long-term plan should be no greater than his final award for the 2002-2005 award period. In Executive Session in the January 23, 2007 meeting, the Committee further discussed the Chairman and Chief Executive Officer’s request on this matter and subsequently agreed to amend the Plan to adopt this limit with respect to his 2003-2006 award. All of our executive officers participate in this long-term incentive plan; however, the limit for the 2003-2006 award period applies only to the Chairman and Chief Executive Officer.

Compensation and Organization Committee Report — The Compensation and Organization Committee of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation and Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND ORGANIZATION COMMITTEE

Michael J. Critelli, Chair
Christopher M. Connor
Ernie Green
Deborah L. McCoy
Gregory R. Page

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of the Chairman and Chief Executive Officer, the Executive Vice President — Chief Financial and Planning Officer and the four other most highly compensated executive officers in 2006 (the “Named Executive Officers”). The Company has not entered into any employment agreements with any of the Named Executive Officers, other than the change of control agreements described on page 23. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation. “Salary,” as shown in column (c), consists of base salary, which accounted for approximately 12% of the total cash compensation of the Named Executive Officers. The Named Executive Officers were not entitled to receive “Bonus” payments under column (d) for 2006 since “Bonus” payments mean discretionary payments that are not based on any performance criteria. The non-equity incentive compensation provided by the Company, as shown in column (g), is performance-based and accounted for approximately 88% of the total cash compensation of the Named Executive Officers. Column (e), “Stock Awards,” consists of the amount recognized for financial statement reporting purposes with respect to grants of restricted shares under Eaton stock plans. Column (f), “Option Awards,” consists of the amount recognized for financial statement reporting purposes with respect to grants of stock options under Eaton stock plans. Column (g), “Non-Equity Incentive Plan Compensation,” is comprised of two cash components that do not involve any “share-based payment” for financial reporting purposes. One component is the amount paid as annual executive incentive compensation for 2006. The other component is the amount paid under the four-year executive incentive plan for the 2003-2006 award period. These payments were approved by the Committee at its January 23, 2007 meeting and, to the extent not deferred by the executive, were paid on March 15, 2007. Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” contains two distinct components. “Change in Pension Value” represents the total change in the actuarial present value of each Named Executive Officer’s accumulated benefit under all Eaton defined benefit pension plans (both tax qualified and non-tax qualified) from the measurement date used for financial reporting purposes. “Nonqualified Deferred Compensation Earnings” include earnings on deferred compensation that exceed 120% of a specified rate of interest for long-term debt instruments established by the Internal Revenue Service. Column (i), “All Other Compensation,” consists of compensation that does not fit within any of the foregoing definitions of compensation. This compensation includes personal benefits, tax “gross-up” payments, certain discounts on purchases of Company shares, amounts paid or accrued in connection with employment termination or a change of control of the Company, Company contributions to defined contribution plans, the value of insurance premiums, and the value of any dividends or other earnings paid on share or option awards that was not factored into the grant date fair values reported in columns (e) or (f).

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other	Total
		Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Compensation
Name and Principal Position	Year	$	$	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

A. M. Cutler(5)	2006	$1,024,620	$0	$809,922	$1,995,959	$8,162,063	$1,995,424	$139,961	$14,127,949
Chairman, Chief Executive Officer and President
R. H. Fearon(6)	2006	$478,140	$0	$430,919	$544,295	$2,896,824	$246,194	$50,885	$4,647,257
Executive Vice President — Chief Financial and Planning Officer
C. Arnold(7)	2006	$451,920	$0	$181,419	$544,295	$2,376,170	$218,097	$46,375	$3,818,276
Senior Vice President and President — Fluid Power Group
S. M. Buente(8)	2006	$445,800	$0	$181,419	$544,295	$2,378,447	$700,936	$47,892	$4,298,789
Senior Vice President and President — Automotive Group
R. W. Carson(9)	2006	$457,380	$0	$181,419	$544,295	$2,382,432	$552,451	$94,829	$4,212,806
Senior Vice President and President — Electrical Group
J. E. Sweetnam(10)	2006	$429,540	$0	$181,419	$544,295	$2,309,309	$511,385	$75,573	$4,051,521
Senior Vice President and President — Truck Group

(1)	These columns show the amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123(R) with respect to restricted stock and stock option awards to the Named Executive Officers. It may include amounts from awards granted in 2006 and earlier years. There were no forfeitures of awards by any Named Executive Officer during 2006. The assumptions used in connection with this valuation are further described in the Note “Shareholders’ Equity” appearing on page 39 of the Company’s Annual Report to Shareholders for 2006. The actual amounts realized by individual Named Executive Officers likely will vary based on a number of factors, including the market performance of the Company’s shares and timing of option exercises.

(2)	Non-Equity Incentive Plan Compensation reported in Column (g) includes payments under the annual incentive plan for 2006 and payments under the four-year incentive plan for the 2003-2006 Award Period. The material features of these incentive plans are described in the Compensation Discussion and Analysis, above. The amounts payable under each plan for each Named Executive Officer are set forth in the footnotes to the Summary Compensation Table, below.

(3)	Reported in column (h) is the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit pension plans of the Company, both qualified and non-qualified, and above market earnings on non-qualified deferred compensation. Under the disclosure rules, earnings on deferred compensation are considered to be “above market” if they exceed a rate of interest established by the Internal Revenue Service on the date the interest rate or formula used to calculate the interest rate is established under the plan pursuant to which the receipt of compensation is deferred. The only Named Executive Officer to receive above market earnings during 2006 was Mr. Cutler and this amount is set forth in footnote (5) to the Summary Compensation Table, below.

(4)	Reported in All Other Compensation (column (i)) are amounts representing the aggregate incremental cost incurred by the Company for certain executive personal benefits. The amounts of these benefits in excess of disclosure levels for each Named Executive Officer are set forth in the notes to the Summary Compensation Table, below. The calculation of incremental cost for personal use of Company-owned aircraft includes only those variable costs incurred as a result of personal flight activity and excludes non-variable costs which would have been incurred regardless of whether there was any personal use of the aircraft. To enhance his productivity and personal security, the Board of Directors has directed Mr. Cutler to use the Company-owned aircraft for his business and personal travel when feasible. The Board has also directed the Company to reimburse him for tax costs related to his use of the aircraft or to any family members traveling with him. Other than for business related travel and the Chairman and Chief Executive Officer’s personal use as noted below, the Company’s aircraft policy does not permit any personal use of Company-owned aircraft without the advance approval of the Chairman and Chief Executive Officer and such approval is extended only in unusual circumstances. Column (i) also includes the amount of Company contributions to the Named Executive Officers under the Eaton Savings Plan (the “ESP”). The ESP permits an employee to contribute from 1% to 5% of his or her salary to the matching portion of the ESP, subject to limits imposed under the Internal Revenue Code. Eaton makes a matching contribution which equals $1.00 for each dollar contributed by the participating employee with respect to the first 3% of his or her salary contributed to the ESP and $.50 for each dollar contributed by the participating employee with respect to the next 2% of his or her salary contributed to the ESP. The Company contributed $8,800 during 2006 to the ESP account of each of the Named Executive Officers. The Company also provides certain executives, including the Named Executive Officers, with the opportunity to acquire individual whole-life insurance. The annual premium paid by the Company during 2006 for each of the Named Executive Officers is set forth in the notes to the Summary Compensation Table, below. Each executive officer is responsible for paying individual income taxes due with respect to the Company’s insurance program.

(5)	With respect to Mr. Cutler, the amount shown in column (g) consists of an annual incentive compensation payment for 2006 of $1,794,519 and a long-term incentive compensation award for the 2003-2006 award period of $6,367,544. At its January 23, 2007 meeting, the Compensation and Organization Committee, responding to a request by Mr. Cutler, agreed to limit his 2003-2006 award to the same level as his 2002-2005 award. Column (h) consists of the following values: (i) change in pension value (qualified plans) $86,181; (ii) change in pension value (non-qualified plans) of $1,905,341; and (iii) above market earnings on non-qualified deferred compensation of $3,902. All Other Compensation, as shown in column (i), consists of the following executive benefits and amounts reimbursed by the Company for the payment of income taxes: a car allowance of $18,000; executive benefit allowance of $14,400; estate, financial counseling and tax preparation of $14,200; aggregate incremental cost to the Company of $55,800 for personal use of Company-owned aircraft; reimbursement of taxes on imputed income associated with the personal use of Company-owned aircraft of $17,289; and the annual premium for Company-purchased life insurance of $11,472. Also reflected in this column is the employer’s matching contribution to his ESP account totaling $8,800.

(6)	With respect to Mr. Fearon, the amount shown in column (g) consists of an annual incentive compensation payment for 2006 of $548,307 and a long-term incentive compensation award for the 2003-2006 award period of $2,348,517. Column (h) consists of the following values: (i) change in pension value (qualified plans) $17,887; and (ii) change in pension values (non-qualified plans) $228,307. There were not any above market earnings on non-qualified deferred compensation. All Other Compensation, as shown in column (i), consists of the following executive benefits and amounts reimbursed by the Company for the payment of income taxes: a car allowance of $18,000; executive benefit allowance of $12,000; estate, financial counseling and tax preparation of $5,363; aggregate incremental cost to the Company of $2,000 for personal use of Company-owned aircraft; reimbursement of taxes on imputed income associated with the personal use of Company-owned aircraft of $463; and the annual premium for Company-purchased life insurance of $4,259. Also reflected in this column is the employer’s matching contribution to his ESP account totaling $8,800.

(7)	With respect to Mr. Arnold, the amount shown in column (g) consists of an annual incentive compensation payment for 2006 of $518,239 and a long-term incentive compensation award for the 2003-2006 award period of $1,857,931. Column (h) consists of the following values: (i) change in pension value (qualified plans) $25,324; and (ii) change in pension values (non-qualified plans) $192,773. There were not any above market earnings on non-qualified deferred compensation. All Other Compensation, as shown in column (i), consists of the following executive benefits and amounts reimbursed by the Company for the payment of income taxes: a car allowance of $18,000; executive benefit allowance of $12,000; estate, financial counseling and tax preparation of $4,180; and the annual premium for Company-purchased life insurance of $3,395. Mr. Arnold did not have any personal use of the Company-owned aircraft in 2006. Also reflected in this column is the employer’s matching contribution to his ESP account totaling $8,800.

(8)	With respect to Mr. Buente, the amount shown in column (g) consists of an annual incentive compensation payment for 2006 of $520,516 and a long-term incentive compensation award for the 2003-2006 award period of $1,857,931. Column (h) consists of the following values: (i) change in pension value (qualified plans) $94,069; and (ii) change in pension value (non-qualified plans) $606,868. There were not any above market earnings on non-qualified deferred compensation. All Other Compensation, as shown in column (i), consists of the following executive benefits and amounts reimbursed by the Company for the payment of income taxes: a car allowance of $18,000; executive benefit allowance of $12,000; estate, financial counseling and tax preparation of $4,093; and the annual premium for Company-purchased life insurance of $4,999. Mr. Buente did not have any personal use of the Company-owned aircraft in 2006. Also reflected in this column is the employer’s matching contribution to his ESP account totaling $8,800.

(9)	With respect to Mr. Carson, the amount shown in column (g) consists of an annual incentive compensation payment for 2006 of $524,501 and a long-term incentive compensation award for the 2003-2006 award period of $1,857,931. Column (h) consists of the following values: (i) change in pension value (qualified plans) of $45,493; and (ii) change in pension value (non-qualified plans) of $506,958. There were not any above market earnings on non-qualified deferred compensation. All Other Compensation, as shown in column (i), consists of the following executive benefits and amounts reimbursed by the Company for the payment of income taxes on certain personal benefits: a car allowance of $18,000; executive benefit allowance of $12,000; estate, financial counseling and tax preparation of $4,020; aggregate incremental cost to the Company of $40,100 for personal use of Company-owned aircraft; reimbursement of taxes on imputed income associated with the personal use of Company-owned aircraft of $4,656; and the annual premium for Company-purchased life insurance of $7,253. Also reflected in this column is the employer’s matching contribution to his ESP account totaling $8,800.

(10)	With respect to Mr. Sweetnam, the amount shown in column (g) consists of an annual incentive compensation for 2006 of $451,378 and a long-term incentive compensation award for the 2003-2006 award period of $1,857,931 Column (h) consists of the following values: (i) change in pension value (qualified plans) of $43,086; and (ii) change in pension values (non-qualified plans) of $468,299. There were not any above market earnings on non-qualified deferred compensation. All Other Compensation, as shown in column (i), consists of the following executive benefits and amounts reimbursed by the Company for the payment of income taxes on certain personal benefits: a car allowance of $18,000; executive benefit allowance of $12,000; estate, financial counseling and tax preparation of $13,373; aggregate incremental cost to the Company of $16,800 for personal use of Company-owned aircraft; reimbursement of taxes on imputed income associated with the personal use of Company-owned aircraft of $1,927; and the annual premium for Company-

purchased life insurance of $4,674. Also reflected in this column is the employer’s matching contribution to his ESP account totaling $8,800.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes the potential awards payable to the Named Executive Officers with respect to the short-term and long-term incentive award opportunities.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise or		Grant Date
									Number of	Number of	Base Price	Closing	Fair Value
			Estimated Future Payout under Non-Equity			Estimated Future Payout under Equity			Shares of	Securities	of Option	Market	of Stock &
			Incentive Plan Award			Incentive Plan Award			Stock or	Underlying	Awards	Price on	Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	($/Share) (3)	Grant Date(3)	Awards(4)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

A. M. Cutler	2/21/2006	(1)	$537,926	$1,075,851	$2,151,702	—	—	—	—
	2/21/2006	(2)	$900,000	$1,800,000	$3,600,000
	2/21/2006									165,000	$68.62	$68.30	$2,770,350
R. H. Fearon	2/21/2006	(1)	$179,303	$358,605	$717,210	—	—	—	—
	2/21/2006	(2)	$275,000	$550,000	$1,100,000
	2/21/2006									30,000	$68.62	$68.30	$503,700
C. Arnold	2/21/2006	(1)	$169,470	$338,940	$677,880	—	—	—	—
	2/21/2006	(2)	$250,000	$500,000	$1,000,000
	2/21/2006									30,000	$68.62	$68.30	$503,700
S. M. Buente	2/21/2006	(1)	$156,030	$312,060	$624,120	—	—	—	—
	2/21/2006	(2)	$212,500	$425,000	$850,000
	2/21/2006									30,000	$68.62	$68.30	$503,700
R. W. Carson	2/21/2006	(1)	$171,518	$343,035	$686,070	—	—	—	—
	2/21/2006	(2)	$250,000	$500,000	$1,000,000
	2/21/2006									30,000	$68.62	$68.30	$503,700
J. E. Sweetnam	2/21/2006	(1)	$154,635	$309,269	$618,538	—	—	—	—
	2/21/2006	(2)	$212,500	$425,000	$850,000
	2/21/2006									30,000	$68.62	$68.30	$503,700

(1)	The amounts shown represent potential payments under the Company’s 2006 Executive Incentive Compensation Plan. “Threshold”, “Target” and “Maximum” payouts assume achievement of 50%, 100%, and 200% of target, respectively. Targets are based on earnings per share and cash flow return on gross capital goals. Payouts are determined by business performance toward the goals and individual performance appraisals. The amounts shown are based on the individual’s current salary and individual performance ratings of 100% for each payout level. Actual individual performance ratings may be higher or lower. Payments for 2006 under the Executive Incentive Compensation Plan for each Named Executive Officer are included in the column entitled “Non-equity Incentive Plan Compensation” (column (g)) of the Summary Compensation Table.

(2)	The amounts shown represent potential payments under the four-year Executive Strategic Incentive Plan for the 2006 – 2009 award period. “Threshold”, “Target” and “Maximum” equal payments of 50%, 100%, and 200% of target. The amounts shown are based on the individual’s current salary and individual performance ratings of 100% for each payout level. Actual individual performance ratings may be higher or lower. The payouts for the 2003-2006 award period under the Executive Strategic Incentive are included in the column entitled “Non-Equity Incentive Plan Compensation” (column (g)) of the Summary Compensation Table.

(3)	All of the Company’s plans that authorize the granting of stock options require that the exercise price be the “fair market value” on the date of grant. Fair market value is defined in the plans as the mean of the high and low market prices of the Company’s shares on the date of grant. As a result, the exercise price differs slightly from the closing market price of the shares on February 21, 2006, which is the date the options were granted.

(4)	The amounts in this column are the Black-Scholes values of all stock options granted in 2006 to the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding equity awards held by the Named Executive Officers at year-end 2006. The closing price of the Company’s shares on the last trading day in 2006 ($75.14) was used to determine the market value of unvested restricted shares shown in column (h).

		Option Awards						Stock Awards
													Equity
													Incentive
												Equity	Plan Awards:
												Incentive	Market
					Equity							Plan Awards:	or Payout
					Incentive							Number of	Value of
					Plan Awards:						Market	Unearned	Unearned
		Number of	Number of		Number of				Number		Value of	Shares,	Shares,
		Securities	Securities		Securities				of Shares		Shares or	Units or	Units or
		Underlying	Underlying		Underlying				or Units		Units of	Other	Other
		Unexercised	Unexercised		Unexercised	Option	Option		of Stock		Stock That	Rights That	Rights That
		Options (#)	Options (#)		Unearned	Exercise	Expiration		That Have		Have Not	Have Not	Have Not
Name		Exercisable	Unexercisable		Options (#)	Price ($)	Date		Not Vested (#)		Vested ($)	Vested (#)	Vested ($)
(a)	Grant Date	(b)	(c)		(d)	(e)	(f)	Grant Date	(g)		(h)	(i)	(j)

A. M. Cutler	1/21/1997		203,296	(1)		$30.91	1/21/2007	2/25/2003	13,300	(5)	$999,362
	1/27/1998		41,821	(2)		$38.05	1/27/2008	2/24/2004	21,600	(6)	$1,623,024
	1/26/1999	174,254				$30.74	1/26/2009	2/22/2005	15,000	(6)	$1,127,100
	1/25/2000	116,170				$30.76	1/25/2010
	8/1/2000	92,936				$29.81	8/1/2010
	2/27/2001	180,000				$36.47	2/27/2011
	2/26/2002	224,000				$40.60	2/26/2012
	2/25/2003	242,000				$34.65	2/25/2013
	2/24/2004	96,800	145,200	(3)		$59.07	2/24/2014
	2/22/2005	40,200	160,800	(3)		$68.22	2/22/2015
	2/21/2006		165,000	(3)		$68.62	2/21/2016

R. H. Fearon	4/23/2002	44,000				$42.21	4/23/2012	4/23/2002	2,000	(7)	$150,280
	2/25/2003	44,000				$34.65	2/25/2013	2/25/2003	2,500	(5)	$187,850
	2/24/2004	29,040	14,960	(4)		$59.07	2/24/2014	2/24/2004	3,000	(8)	$225,420
	2/22/2005	11,286	22,914	(4)		$68.22	2/22/2015	2/22/2005	12,880	(8)	$967,803
	2/21/2006		30,000	(4)		$68.62	2/21/2016

C. Arnold	2/26/2002	44,000				$40.60	2/26/2012	2/25/2003	2,500	(5)	$187,850
	2/25/2003	44,000				$34.65	2/25/2013	2/22/2005	6,000	(8)	$450,840
	2/24/2004	29,040	14,960	(4)		$59.07	2/24/2014
	2/22/2005	11,286	22,914	(4)		$68.22	2/22/2015
	2/21/2006		30,000	(4)		$68.62	2/21/2016

S. M. Buente	1/21/1997		34,851	(1)		$30.91	1/21/2007	2/25/2003	2,500	(5)	$187,850
	1/27/1998	1,149	6,447	(2)		$38.05	1/27/2008	2/22/2005	6,000	(8)	$450,840
	2/26/2002	41,538				$40.60	2/26/2012
	2/24/2004	29,040	14,960	(4)		$59.07	2/24/2014
	2/22/2005	11,286	22,914	(4)		$68.22	2/22/2015
	2/21/2006		30,000	(4)		$68.62	2/21/2016

R. W. Carson	2/26/2002	44,000				$40.60	2/26/2012	2/25/2003	2,500	(5)	$187,850
	2/25/2003	44,000				$34.65	2/25/2013	2/22/2005	6,000	(8)	$450,840
	2/24/2004	29,040	14,960	(4)		$59.07	2/24/2014
	2/22/2005	11,286	22,914	(4)		$68.22	2/22/2015
	2/21/2006		30,000	(4)		$68.62	2/21/2016

J. E. Sweetnam	12/1/1997		46,468	(1)		$40.58	12/1/2007	2/25/2003	2,500	(5)	$187,850
	2/24/2004	29,040	14,960	(4)		$59.07	2/24/2014	2/22/2005	6,000	(8)	$450,840
	2/22/2005	11,286	22,914	(4)		$68.22	2/22/2015
	2/21/2006		30,000	(4)		$68.62	2/21/2016

(1)	These are performance-based options, 50% of which vest upon the satisfaction of a specified stock price performance criterion, and the remaining 50% vest upon the attainment of specified earnings per share. Any unvested options were to vest 10 days before the expiration date of the options. The specified stock price criterion was reached in 1997, and 50% of the options vested at that time. The remaining 50% of the options vested automatically in accordance with their terms on January 11, 2007 (10 days prior to the expiration date of the options).

(2)	These are performance-based options, 50% of which vest upon the satisfaction of a specified stock price performance criterion, and the remaining 50% vest upon the attainment of specified earnings per share. Any unvested options are to vest 10 days before the expiration date of the options. The specified stock price criterion was reached in 2004, and 50% of the options vested at that time. The remaining 50% of the options are expected to vest automatically in accordance with their terms on January 17, 2008 (10 days prior to the expiration date of the options).

(3)	20% vests each year from the date of grant.

(4)	33% vests one year from the date of grant, 33% vests two years from the date of grant and 34% vests three years from the date of grant.

(5)	20% vests one year from the date of grant, 30% vests two years from the date of grant and 50% vests three years from the date of grant.

(6)	20% vests two years from the date of grant, 20% vests three years from the date of grant, 30% vests four years from the date of grant and 30% vests five years from the date of grant.

(7)	20% vests each year from the date of grant.

(8)	20% vests one year from the date of grant, 20% vests two years from the date of grant, 20% vests three years from the date of grant and 40% vests four years from the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding exercises of stock options and vesting of restricted stock during the year-ended December 31, 2006 by the Named Executive Officers. The values reflect (a) in the case of exercised stock options, the difference between the option exercise price and the market price of the common shares of the Company on the date of exercise, and (b) in the case of any stock award that vested during 2006, the closing price of a common share of the Company on the vesting date multiplied by the number of restricted shares that vested.

	Option Awards:		Stock Awards:
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
A. M. Cutler	93,081	$3,380,570	22,620	$1,595,841
R. H. Fearon	—	—	7,720	$554,707
C. Arnold	—	—	5,000	$351,055
S. M. Buente	96,257	$3,487,014	5,000	$351,055
R. W. Carson	74,769	$2,753,088	5,000	$351,055
J. E. Sweetnam	44,440	$1,455,224	5,000	$351,055

(1)	No amounts realized upon the exercise of options or on the vesting of stock awards are subject to the deferral of receipt.

PENSION BENEFITS

The following table shows the estimated present value of the benefits payable under each of the Company’s retirement income plans to each Named Executive Officer. As described more fully in the Compensation Discussion and Analysis above, we maintain three basic types of retirement income plans for our U.S. salaried employees: (a) a tax-qualified defined benefit pension plan with two separate benefit formulas: a final average pay formula and a cash balance formula (referred to as the Pension Plan for Eaton Corporation Employees in the Pension Benefits table), (b) a defined benefit restoration plan (referred to as the DB Restoration Plan in the Pension Benefits table) which provides for payment of the portion of the benefit under the qualified pension plan to the extent it exceeds limitations imposed by the Internal Revenue Code (including the limitation on the amount of annual compensation that may be taken into account in calculating a participant’s benefit under a qualified retirement plan ($220,000 in 2006)) and (c) a plan that allows the Company to supplement the pension benefits earned under Eaton’s qualified pension plan and the non-qualified DB Restoration Plan to executives who are recruited to the Company in mid-career (referred to as the Limited Service Supplemental Plan in the Pension Benefits table). The objective of the Limited Service Supplemental Plan is to provide these executives with a total pension benefit that will approximately equal a full-career benefit under our retirement income plan available to employees generally if the executive retires on or after attaining age sixty-two with fifteen or more years of Company service and with a reduced benefit if the retiring executive has more that five but less than fifteen years of service. The Limited Service Supplemental Plan is used by us to recruit executives who leave a former employer prior to having earned a full-career benefit under the prior employer’s plan. Employees hired prior to January 1, 2002 were offered a choice of continuing to earn benefits under our final average pay formula or having their benefits determined under a cash balance formula. Pension benefits for employees hired on or after January 1, 2002 are determined under the cash balance formula.

		Number of	Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)
(a)	(b)	(c)	(d)	(e)

A. M. Cutler	Pension Plan for Eaton Corporation Employees	31.25	$897,393	—
	DB Restoration Plan	31.25	$10,606,956	—
	Limited Service Supplemental Plan	31.25	—	—
R. H. Fearon	Pension Plan for Eaton Corporation Employees	4.667	$68,370	—
	DB Restoration Plan	4.667	$223,666	—
	Limited Service Supplemental Plan	4.667	$667,580	—
C. Arnold	Pension Plan for Eaton Corporation Employees	6.167	$108,220	—
	DB Restoration Plan	6.167	$391,574	—
	Limited Service Supplemental Plan	6.167	$235,706	—
S. M. Buente	Pension Plan for Eaton Corporation Employees	30.083	$854,784	—
	DB Restoration Plan	30.083	$3,043,263	—
	Limited Service Supplemental Plan	30.083	$4,954	—
R. W. Carson	Pension Plan for Eaton Corporation Employees	7.833	$236,955	—
	DB Restoration Plan	7.833	$900,049	—
	Limited Service Supplemental Plan	7.833	$1,063,929	—
J. E. Sweetnam	Pension Plan for Eaton Corporation Employees	9.0	$239,751	—
	DB Restoration Plan	9.0	$808,404	—
	Limited Service Supplemental Plan	9.0	$918,387	—

NONQUALIFIED DEFERRED COMPENSATION

The table below includes not only amounts contributed, earned and distributed in the last fiscal year but also compensation that the Named Executive Officer elected to defer in all prior years. The Aggregate Balance at Last Fiscal Year-End (column f) contains the total of all contributions and earnings since the Named Executive Officer began deferring compensation. The year in which the Named Executive Officer began deferring is stated in the table immediately below the officer’s name. The plans covered by the Nonqualified Deferred Compensation table are as follows:

•	the Incentive Compensation Deferral Plan (the “IC Deferral Plan”),

•	the Deferred Incentive Compensation Plan (the “DIC Plan”),

•	the Deferred Incentive Compensation Plan II (the “DIC Plan II”),

•	the Incentive Compensation Deferral Plan II (the “IC Deferral Plan II”), and

Under the DIC Plan, participants, including officers and other eligible executives, were able to defer receipt of all or part (subject to a minimum deferral requirement) of their annual incentive compensation award as either short-term deferrals (that is, compensation to be paid in five years or less) or compensation to be paid upon retirement. Amounts deferred as retirement compensation earn the greater of Company share price appreciation plus dividend equivalents or 13-week Treasury Bill returns until paid. This determination is made at the time of each payment, whether in a lump sum or installments. Short-term deferrals earn 13-week Treasury Bill returns. Amounts deferred as retirement compensation which are converted to Company share units are payable in Company common shares, either in a lump sum or periodic installments, as determined by our Corporate Compensation Committee which is comprised of Company officers.

Annual incentive compensation earned subsequent to December 31, 2004 is not eligible for deferral under the DIC Plan. Instead, the DIC Plan II is available for the deferral of this compensation. Compensation deferred under the DIC Plan II is credited with earnings in the same manner as the DIC Plan, as described above. However, participants under the DIC Plan II, prior to the beginning of each calendar year, must elect the method and timing of payment with respect to the compensation to be earned in that year that is subject to the deferral election. The creation of the new plan and cessation of deferrals under the prior plan were implemented in order to address the requirements of the American Jobs Creation Act of 2004 (the “Act”).

Similarly, long-term incentive compensation earned subsequent to December 31, 2004 is not eligible for deferral under the IC Deferral Plan. Instead, the IC Deferral Plan II is available for the deferral of all or part of this compensation (subject to a minimum deferral requirement). As was the case with respect to the plans providing for the deferral of annual compensation, the actions taken regarding the deferral of long-term compensation were in response to the provisions of the Act. Under the IC Deferral Plan II, participants, including officers and other eligible executives, may defer the receipt of awards received under long-term incentive compensation plans as either short-term deferrals (that is, compensation to be paid in five years or less) or compensation payable at retirement. As selected by the participant, between 50% and 100% of awards deferred as Retirement Compensation are credited as Company share units that earn Company common share price appreciation plus dividend equivalents and that are distributed in the form of Company common shares. The balance of Retirement Compensation not converted to Company share units earns interest at a rate equal to the average yield on 10-year Treasury Notes plus 300 basis points. Amounts deferred as short-term deferrals earn interest at a rate equal to the quarterly average yield of 13-week Treasury Bills. Under the IC Deferral Plan II, prior to the beginning of any award period for which an award may be earned, participants must elect the method and timing of payment with respect to compensation to be earned during that award period and that is subject to the deferral election. Except for the differences described above and other differences due to the requirements of the Act, the provisions of the plans adopted in 2004 are substantially the same as the provisions of the prior plans.

						Aggregate
		Executive	Registrant	Aggregate		Balance
		Contributions	Contributions	Earnings	Aggregate	at Last
		in Last	in Last	in Last	Withdrawals/	Fiscal
		Fiscal Year(1)	Fiscal Year	Fiscal Year(2)	Distributions	Year End
Name		$	$	$	$	$
(a)	Plan Name	(b)	(c)	(d)	(e)	(f)

A.M. Cutler	DIC Plan	—	—	$2,410,059	—	$15,975,677
(First year of deferral: 1983)	IC Deferral Plan	—	—	$2,246,904	—	$18,967,483
	DIC Plan II	$835,130	—	$149,511	—	$984,641
	IC Deferral Plan II	$6,367,544	—	$824,649	—	$7,192,193
	Subtotal	$7,202,674	—	$5,631,122	—	$43,119,994

R.H. Fearon	DIC Plan	—	—	$263,685	—	$1,738,348
(First year of deferral: 2002)	IC Deferral Plan	—	—	$213,625	—	$1,868,275
	DIC Plan II	—	—	—	—	—
	IC Deferral Plan II	$1,850,522	—	$239,659	—	$2,090,181
	Subtotal	$1,850,522	—	$716,959	—	$5,696,804

C. Arnold	DIC Plan	—	—	$283,464	—	$1,868,742
(First year of deferral: 2001)	IC Deferral Plan	—	—	$162,539	—	$1,375,131
	DIC Plan II	—	—	—	—	—
	IC Deferral Plan II	—	—	—	—	—
	Subtotal	—	—	$446,003	—	$3,243,873

S. M. Buente	DIC Plan	—	—	$358,717	—	$2,364,849
(First year of deferral: 1982)	IC Deferral Plan	—	—	$19,893	$77,937	$162,530
	DIC Plan II	—	—	—	—	—
	IC Deferral Plan II	—	—	$119,999	—	$953,518
	Subtotal	—	—	$498,609	$77,937	$3,480,897

R. W. Carson	DIC Plan	—	—	$509,212	—	$3,356,993
(First year of deferral: 2000)	IC Deferral Plan	—	—	$234,954	—	$1,984,007
	DIC Plan II	—	—	—	—	—
	IC Deferral Plan II	—	—	—	—	—
	Subtotal	—	—	$744,166	—	$5,341,000

J. E. Sweetnam	DIC Plan	—	—	$110,385	—	$727,713
(First year of deferral: 1998)	IC Deferral Plan	—	—	—	—	—
	DIC Plan II	—	—	—	—	—
	IC Deferral Plan II	—	—	$20,870	—	$170,015
	Subtotal	—	—	$131,254	—	$897,728

(1)	All of the amounts set forth in the Executive Contributions in Last Fiscal Year column are also reported in column (g) of the Summary Compensation Table.

(2)	The amounts reported in the Aggregate Earnings in Last Fiscal Year are also reported in column (h) of the Summary Compensation Table, to the extent such earnings exceed 120% of the applicable federal rate.

POTENTIAL PAYMENTS UPON TERMINATION

A Named Executive Officer may experience a termination of employment under several possible situations. In each of these circumstances, certain plans, agreements, arrangements or typical practices would provide compensation in varying amounts to the executive. We do not provide employment contracts to our executives (other than the change in control agreements described below) and do not have plans or arrangements (other than standard severance benefits available to employees generally and the change in control agreements) that would require any payment to a Named Executive Officer in the event of a termination of his or her employment. Instead, the Compensation and Organization Committee of the Board of Directors retains the sole discretion to decide what, if any, additional severance payments or benefits will be offered to an executive in the case of a termination. In exercising this discretion, the Committee takes a number of factors into consideration, including the reasons for the termination and the individual executive’s personal circumstances. The Committee believes that it is in the interest of the Company and its shareholders to insure that a departing executive is treated fairly and in a manner that will help us to secure appropriate confidentiality, non-compete, non-disparagement and general release agreements. For each of the termination of employment scenarios described below, the estimated potential payments and benefits that might be received by each Named Executive Officer is displayed in the Table that immediately follows the description.

Background and Basic Assumptions:

In the sections below, we have identified six termination of employment scenarios which include: (a) Normal and Early Retirement, (b) Voluntary Resignation (not retirement eligible), (c) Involuntary Termination (not for cause), (d) Involuntary Termination (for cause), (e) Death or Disability, and (f) termination in connection with a change in control of the Company. The following key principles and assumptions apply to these disclosures:

•	We have assumed that each of the Named Executive Officers terminated employment with the Company under each of the scenarios on December 31, 2006, and that each officer was eligible for the severance payments and benefit arrangements based on his or her compensation and years of service as of that date. As an example, only two of the Named Executive Officers (Messrs. Cutler and Buente) would have the age and Company service necessary for “early retirement.” Therefore, in the termination scenarios where the Company would extend “retiree treatment” to the executive, a projected benefit is shown only for these two officers.

•	Assuming an executive terminated employment with the Company on December 31, 2006, he or she would be eligible for a full award under the annual incentive plan for the year ending December 31, 2006 and a full award under the long-term incentive plan for the four-year period ending December 31, 2006. We would calculate and pay any such earned awards in accordance with the normal operation of the plans. We have not included these awards in the following sections since they do not represent a severance or other payment that is triggered by employment termination.

•	We maintain a Severance Benefit Plan in which each of the Named Executive Officers participates along with all of Eaton’s United States salaried and non-union employees. We pay benefits under this Plan generally only in the case of an involuntary termination of employment. We calculate these benefits based on the length of Company service. The maximum severance payment equals one (1) year of base salary plus continuation of health and welfare benefits for one (1) year. Currently, Messrs. Cutler and Buente would have sufficient service to be eligible for severance at this maximum level. However, the severance payment that we would expect to provide to a Named Executive Officer under the scenarios described below would be made in lieu of any benefit under these standard severance arrangements.

•	To the extent the Committee would decide to make a terminating executive eligible for pro-rated participation in one or more of the open four-year award periods under our long-term incentive plan, the estimated pro-rated awards shown below reflect (a) credit for the total number of months of Company service from the start of an eligible award period through the executive’s assumed termination date as a percentage of the total 48-month award period, (b) multiplying the officer’s target award for each open award period and (c) in the case of the 2005-2008 award period (which is the final award period denominated in contingent share units instead of cash) a $75.14 per share value (which is equal to the closing price for an Eaton common share as of the last trading day in 2006). Although we show the aggregate amount of these estimated payments for the Named Executive Officers below as a lump sum amount, except in the case of a payment with respect to a termination in connection with a change-in-control, our actual practice would be to make the pro-rated payments to executives at the end of each of the four-year award periods once actual performance under the Plan is known.

•	To the extent the Committee would decide to accelerate the vesting dates of any unvested stock options or restricted shares for a terminating executive under any of the scenarios described below, the accelerated shares would be valued at an amount per share equal to the difference between $75.14 (which is the closing price per share for an Eaton common share on the last trading day in 2006) and the exercise price per share for each of the accelerated stock options.

•	Except under very unusual circumstances, the Committee would not typically provide any increases, payment acceleration or other enhancements with respect to the benefits previously earned or credited under the Company’s benefit plans or programs under any of the termination scenarios described below. These plans and programs would include (a) all retirement income plans (including defined benefit, defined contribution and non-qualified retirement income plans), (b) health and welfare plans (including post-retirement medical and life insurance coverage), (c) any vested and accrued vacation, and (d) any amounts credited to the executive’s accounts under the Company’s non-qualified deferred compensation plans. Payments under these plans and programs are not included in the scenarios described below.

•	In the selected termination scenarios described below, it would be expected that the Committee would provide the executive with continued reimbursement for the cost of income tax return preparation and estate and financial planning services for a period of time which would include the year following the year of his or her termination of employment. These reimbursements to the executives would be reported as imputed income and would be subject to ordinary income tax treatment. The estimated expense reimbursements shown in the scenarios below are representative examples of the cost of this benefit in that they reflect the amounts reimbursed to each Named Executive Officer during 2006.

Termination of Employment Scenarios:

•	Normal and Early Retirement:

Each Named Executive Officer is eligible to voluntarily elect normal retirement at age 65 or early retirement after having attained age 55 with ten or more years of service. In the event we involuntarily terminated an officer after the officer attained age 50 with ten or more years of service, he or she would also be eligible to elect early retirement under the terms of the Company’s defined benefit pension plans. It is likely that the Committee would exercise its discretion to provide the retiring executive with the following:

-	pro-rated eligibility (as described above) in the open four-year award periods under the Company’s long-term incentive plan;

-	accelerated vesting of the then-unvested stock options and (if applicable) restricted shares that would have otherwise vested in the year following the year in which the executive terminated and retention of the performance-based stock options. (For information concerning the performance-based stock options, see footnotes (1) and (2) to the Outstanding Equity Awards at Fiscal Year-End table on page 32, and footnotes (1) and (2) on page 41.)

-	reimbursement for the costs of income tax return preparation and estate and financial planning assistance for a period that includes the year following the year in which the executive retires.

These amounts are shown for each Named Executive Officer in the following table:

Termination Scenario and	A. M.	R. H.	C.	S. M.	R. W.	J. E.
Elements (as described above)	Cutler	Fearon	Arnold	Buente	Carson	Sweetnam

Normal and Early Retirement
Pro-rated Long-term Incentives	$3,102,641	$947,873	$862,471	$732,959	$862,471	$732,959
Equity values(1)	$11,947,242	$0	$0	$2,225,074	$0	$0
Tax Preparation and Financial Counseling	$14,200	$0	$0	$4,093	$0	$0

Total	$15,064,083	$947,873	$862,471	$2,962,126	$862,471	$732,959

•	Involuntary Termination:

In the event of an involuntary termination (not for cause), the Committee would typically provide a Named Executive Officer with the following:

-	two times the total of his or her base salary and target incentive award under the annual incentive plan,

-	pro-rated eligibility (as described above) in any open four-year awards under the long-term incentive plan in which the officer had participated for twenty-four (24) months or longer as of the termination date, and

-	executive outplacement benefits.

In the case of the involuntary termination of an officer who is in a position below the level of a direct report to the Chairman and Chief Executive Officer, the officer would receive, if approved by the Committee at its discretion, one times the total of his or her base salary and target incentive award under the annual bonus plan as the basic severance amount along with the additional benefits described in the second and third bullet points above. These amounts are shown for each Named Executive Officer in the following table. An officer who is involuntarily terminated after having reached eligibility for early retirement generally would receive, in addition to the severance payment noted in this paragraph, the other pay and benefits outlined under “Normal and Early Retirement,” above.

Termination Scenario and	A. M.	R. H.	C.	S. M.	R. W.	J. E.
Elements (as described above)	Cutler	Fearon	Arnold	Buente	Carson	Sweetnam

Involuntary Termination
Base and IC Severance	$4,200,942	$1,673,490	$1,581,720	$1,515,720	$1,600,830	$1,477,618
Pro-rated Long-term Incentives	$2,652,641	$810,373	$737,471	$626,709	$737,471	$626,709
Equity values(1)	$11,947,242	$0	$0	$2,225,074	$0	$0
Outplacement, Tax and Financial Services	$32,200	$18,000	$18,000	$22,093	$18,000	$18,000

Total	$18,833,025	$2,501,863	$2,337,191	$4,389,596	$2,356,301	$2,122,327

•	Death or Disability:

In the event of the death or disability of a Named Executive Officer, it would be expected that the Committee would use its discretion to provide the executive or the estate, whichever is appropriate, with pro-rated payments for the open four-year award periods under the long-term incentive plan. These amounts are shown for each Named Executive Officer in the following table:

Termination Scenario and	A. M.	R. H.	C.	S. M.	R. W.	J.E.
Elements (as described above)	Cutler	Fearon	Arnold	Buente	Carson	Sweetnam

Death or Disability
Pro-rated Long-term Incentives	$3,102,641	$947,873	$862,471	$732,959	$862,471	$732,959

•	Voluntary Resignation or a Termination for Cause:

When an executive voluntarily chooses to leave the Company, and he or she is not yet eligible for retirement, or if the executive’s employment with the Company is terminated for cause, the executive is not entitled to receive any additional forms of compensation or benefits other than any accrued and vested vacation, deferral account values and vested qualified and non-qualified retirement income benefits.

Termination Scenario and	A. M.	R. H.	C.	S. M.	R. W.	J. E.
Elements (as described above)	Cutler	Fearon	Arnold	Buente	Carson	Sweetnam

Voluntary Resignation or Termination For Cause
Additional Termination Payments	$0	$0	$0	$0	$0	$0

•	Change of Control:

Another scenario under which a Named Executive Officer may leave our employ is through a qualifying termination in connection with a change of control of the Company. As described on page 23, under “Employment Contracts and Change of Control Agreements,” we have entered into agreements with each of our officers, including the Named Executive Officers, that provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. In addition, under the terms of our standard form of stock option and restricted stock grant agreements, in the case of a change in control of the Company, vesting of all of the executives’ outstanding unvested equity grants would be accelerated.

U.S. tax law imposes a 20% excise tax on certain compensation (“an excess parachute payment”) that is contingent on a change of control of the Company. Although each officer is personally responsible for federal, state and local income tax and FICA obligations on this compensation, we have agreed to provide the Named Executive Officers and other officers with full tax protection from liability for the 20% excise tax.

An excess parachute payment is triggered if contingent compensation exceeds 300% of the officer’s average annualized Form W-2 compensation for the five-year period preceding the year of the change of control. If an excess parachute payment results, the excise tax applies to the contingent compensation that exceeds 100% of the officer’s five year average compensation as described above.

If the excise tax applies, the amount of tax protection is calculated using a “gross up” formula that computes a total payment to the officer that (1) reimburses the excise tax liability on the initial excess parachute payment, and (2) reimburses any additional income, FICA, and excise tax liability on the “gross up” amount. The effect of the tax protection payment is to ensure that the affected officer receives the same after-tax payments and benefit values that the officer would have received had there been no excise tax.

The calculation of the tax protection payment to the Named Executive Officer is based on the following assumptions:

-	the officer’s employment is terminated on December 31, 2006 (1) by the company for reasons other than “cause” (i.e., willful and continued failure to perform executive duties, or willful illegal conduct or gross misconduct materially injurious to the Company), or (2) by the officer for “good reason” (i.e., a change in the officer’s responsibility or status, a reduction in salary or benefits, or certain mandatory relocations);

-	all stock options are cashed out at a value per share of $75.14 (the closing price of an Eaton common share on the last trading day of 2006);

-	the tax rates applicable to the officer are: Internal Revenue Code Section 4999 excise tax rate of 20%, FICA (Medicare) tax rate of 1.45%, marginal federal income tax rate of 35% and the top marginal state and local income tax rates (net of federal tax effects) in force at the location of the Named Executive Officer’s principal place of employment on December 31, 2006;

-	the discount rates used to compute the present value of accelerated payouts or accelerated vesting are determined by the Internal Revenue Service (120% of the applicable federal rates compounded semi-annually for December 2006 as referenced in Table 1 of Revenue Ruling 2006-61); and

-	potential exceptions that may apply in calculating the excess parachute payment are not taken into account, such as amounts attributed to (1) reasonable compensation, or (2) the execution by the officer of a non-competition agreement.

Based on the foregoing assumptions, the estimated amounts payable to each Named Executive Officer upon a termination of employment in connection with a change of control of the Company are shown in the table below.

Termination Scenario and Elements	A. M.	R. H.	C.	S. M.	R. W.	J. E.
(as described above)	Cutler	Fearon	Arnold	Buente	Carson	Sweetnam

Change of Control
Pro-rated Long-term Incentives	$3,102,641	$947,873	$862,471	$732,959	$862,471	$732,959
Base and IC Severance	$6,785,546	$2,654,394	$2,417,320	$2,414,007	$2,478,428	$2,309,207
Equity values(1, 2)	$18,814,309	$2,125,925	$1,233,262	$3,013,841	$1,233,262	$2,839,196
Outplacement, Tax and Financial Services and Extended Medical	$95,846	$77,349	$60,258	$64,704	$60,998	$89,314
Tax Protection Payment(3)	$0	$1,689,666	$0	$0	$0	$0

Total	$28,798,342	$7,495,207	$4,573,311	$6,225,511	$4,635,159	$5,970,676

(1)	Included in the amounts shown in this line item for Messrs. Cutler and Buente is the value of long-standing performance-based stock option grants which equals $8,991,782 and $1,541,460, respectively.

(2)	Included in the amount shown in this line item for Mr. Sweetnam is the value of long-standing performance-based stock option grants, which equals $1,605,394.

(3)	With the exception of Mr. Fearon, no cost of tax protection is shown for the Named Executive Officers since no portion of the total payments and benefit values attributable to an assumed December 31, 2006 change of control constitutes an excess parachute payment. The tax protection amount for Mr. Fearon results primarily from his short-term service with the Company and the effect of his deferred compensation elections.

DIRECTOR COMPENSATION

Compensation of Directors — Employee directors are not compensated for their services as directors. Non-employee directors receive an annual retainer of $60,000. The Chairs of Board Committees each receive an additional annual retainer as follows: Audit Committee, $15,000; Compensation and Organization Committee, $15,000; Finance Committee, $5,000; and Governance Committee, $10,000. Non-employee directors also receive a fee of $2,000 for each Board, Board Committee or shareholder meeting attended and for attending any special presentation on days when the Board does not meet.

Non-employee directors first elected before 1996 may defer payment of their annual fees, not to exceed $30,000 per year, at a rate of interest specified in their deferred compensation agreements. The rate of interest is based upon the number of years from the director’s initial election until the first annual meeting to be held following his or her 68th birthday and is higher than prevailing market rates. Under a separate deferral plan, all non-employee directors may defer payment of their fees at a rate of return which varies, depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion which the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury Note returns plus 300 basis points. Short-term compensation earns 13-week Treasury Bill returns. These arrangements provide for accelerated lump sum or installment payments upon termination of service in the context of a change in control of the Company and, with respect to amounts deferred prior to January 1, 2005 under certain of these arrangements, upon a failure by the Company to pay.

Under the Company’s Stock Plans, as approved by the shareholders, each newly-elected non-employee director automatically is granted a stock option for 10,000 shares upon the date of his or her election. So long as each non-employee director continues to serve in that capacity, beginning in the year after the director receives his or her initial grant, he or she is automatically granted an option for a number of shares equal to the quotient resulting from dividing (i) four times the annual retainer for each non-employee director in effect on the granting date, by (ii) the closing price of an Eaton common share on the New York Stock Exchange Composite Transactions on the last business day immediately preceding the granting date. The granting date is the Tuesday immediately before the fourth Wednesday of each January. Options granted to non-employee directors have an exercise price equal to the fair market value of the shares on the date of the grant, vest in six months, and expire ten years after the date of grant.

Upon leaving the Board, non-employee directors who were first elected to the Board prior to 1996 are eligible to receive an annual benefit, as described below. For Board service of at least five years, eligible directors receive an annual benefit equal to the annual retainer in effect at the time the directors leave the Board. The annual benefit is paid for the lesser of ten years or life. The present value of payments under this plan will be paid in a lump sum upon a “proposed change in control” of the Company, unless otherwise determined by a committee of the Board. Directors who are first elected in 1996 or later are not eligible to receive the annual benefit.

The following table sets out the compensation and benefit programs applicable to the Company’s current and former non-employee directors for 2006. All of the Company’s directors in 2006 qualify as independent under the criteria adopted by the Board and the New York Stock Exchange with the exception of Mr. Cutler, who is the only inside director. As an employee, Mr. Cutler does not participate in any of the following compensation and benefit arrangements.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
Name	in Cash $(1)	Awards $	Awards $(2)	Compensation $	Earnings $(3)	Compensation $(5)	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Christopher M. Connor	$79,000	—	$194,100	—	—	—	$273,100
Michael J. Critelli	$115,500	—	$57,894	—	—	—	$173,394
Ernie Green(4)	$100,000	—	$57,894	—	$10,051	—	$167,945
Ned C. Lautenbach	$109,667	—	$57,894	—	—	—	$167,561
Deborah L. McCoy	$112,000	—	$57,894	—	—	—	$169,894
John R. Miller(4)	$137,500	—	$57,894	—	$67,125	—	$262,519
Gregory R. Page	$107,332	—	$57,894	—	$604	—	$165,830
Kiran M. Patel	$44,000	—	$57,894	—	—	—	$101,894
Victor A. Pelson(4)	$132,000	—	$57,894	—	$10,122	—	$200,016
Gary L. Tooker(4)	$122,000	—	$57,894	—	$4,991	—	$184,885

(1)	Reported in the Fees Earned or Paid in Cash column (b) is the total of the Annual Retainer, the Committee Chair Retainer, if applicable, and meeting attendance fees for attendance at meetings of the Board, Board Committees and shareholders and at special presentations to the directors on days when the Board does not meet. The Annual Retainer for all Board Members is $60,000 per year. It was paid on a pro rata basis to Mr. Connor (who was elected to the Board on April 26, 2006) and Mr. Patel (who resigned from the Board on that date). Messrs. Critelli and Miller received $7,500, Mr. Page received $5,000, and Mr. Pelson received $10,000 for their service as Committee Chair.
(2)	Reported in the Option Awards column (d) is the SFAS 123(R) value of 3,648 stock options granted to each non-employee Board member on January 24, 2006, except that Mr. Connor received no grant on that date (since he was not yet a director) and that Mr. Patel’s January 24th grant expired upon his departure from the Board on April 26, 2006. A grant of 10,000 options was made to Mr. Connor on April 26, 2006 upon his election to the Board. As of year-end 2006, the following directors held the following aggregate number of options, respectively: C.M. Connor (10,000); M.J. Critelli (31,278); E. Green (36,140); N.C. Lautenbach (50,082); L. McCoy (36,786); J.R. Miller (38,464); G.R. Page (21,218); K.M. Patel (0); V.A. Pelson (38,464); and G.L. Tooker (11,218).
(3)	Amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (f) are reflective only of the latter. There is no pension plan currently in place for non-employee directors with the exception of a flat annual pension benefit for certain “grandfathered” directors as described in Footnote (4) below. Non-employee directors first elected before 1996 may defer payment of their annual fees, up to $30,000 per year, at an interest rate specified in their deferred compensation agreements. The rate of interest is based upon the number of years from the date of the director’s initial election until the first annual meeting to be held following the director’s 68th birthday and is higher than prevailing market rates. Under a separate deferral plan, all non-employee directors may defer payment of their fees at a rate of return which varies, depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion that the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury Note returns plus 300 basis points. Short-term compensation earns 13-week Treasury Bill returns.
(4)	Upon leaving the Board, these non-employee directors, having been elected to the Board prior to 1996, are eligible to receive an annual benefit equal to the annual retainer in effect at the time the directors leave the Board, which will be payable for the lesser of ten years or life.
(5)	For non-employee directors who were initially elected to the Board before 2007, we provide the directors with access to certain Health and Welfare benefit arrangements, which include $100,000 of group term life insurance and participation in medical and dental coverage in plans designed to mirror the benefits provided to the Company’s employees or (as applicable) retirees. None of the directors elected to participate in this coverage in 2006. Non-employee directors are also provided $200,000 travel accident insurance for the loss of life or limb while traveling on Company business.
(6)	Former non-employee directors retain these benefits in retirement: (i) group term life insurance, with coverage reduced to $33,333; (ii) eligibility for medical (but not dental) coverage; and depending upon length of Board service and age at retirement (iii) the right to exercise stock options until the tenth anniversary of their grant dates. Current and retired non-employee directors are entitled to participate in our gift matching program that is available to all current and retired employees. Under this program contributions to qualified charitable organizations by these persons are matched dollar-for-dollar by us up to a maximum in any calender year of $5,000.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed the accounting firm of Ernst & Young LLP as Eaton’s independent auditor to conduct the annual audit of Eaton’s books and records for 2007. The submittal of this matter to the shareholders at the annual meeting is not required by law or by Eaton’s Amended Regulations. This matter is nevertheless being submitted to the shareholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of a majority of the outstanding shares, the Audit Committee intends to reconsider its appointment of Ernst & Young LLP as independent auditor.

A representative of Ernst & Young LLP will be present at the annual meeting to answer any questions concerning the independent auditor’s areas of responsibility, and will have an opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

3. OTHER BUSINESS

Management does not know of any other matters requiring shareholder action that may come before the meeting; but, if any are properly presented, the individuals named in the enclosed form of proxy will vote on those matters according to their best judgment.

Share Ownership Tables — Set forth below is certain information concerning persons who are known by Eaton to have reported owning beneficially more than 5% of the Company’s common shares as of the most recent practicable date.

	Number of
Name and Address of	Common		Percent
Beneficial Owner	Shares		of Class

AXA Financial, Inc.	8,588,861	(1)	5.80%
1290 Avenue of the Americas New York, NY 10104
Barclays Global Investors, NA.	12,794,314	(2)	8.59%
45 Fremont Street San Francisco, CA 94105

(1)	AXA Financial, Inc. has filed with the Securities and Exchange Commission a Schedule 13G dated February 14, 2007, which reports the beneficial ownership in the aggregate of 8,588,861 shares. As reported in the Schedule 13G, AXA Financial, Inc. and its affiliated entities have sole voting power with regard to 5,831,991 shares, shared voting power with regard to 740,339 shares, sole dispositive power with regard to 8,579,706 shares and shared dispositive power with regard to 9,155 shares. The Schedule 13G notes that a majority of the shares covered by the report are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc.

(2)	Barclays Global Investors, NA has filed with the Securities and Exchange Commission a Schedule 13G dated January 9, 2007, which reports the beneficial ownership in the aggregate of 12,794,314 shares. As reported in the Schedule 13G, Barclays Global Investors, NA and its affiliated entities have sole voting power with regard to 11,211,054 shares and sole dispositive power with regard to 12,794,314 shares.

The following table shows the beneficial ownership, reported to the Company as of January 31, 2007, of Company common shares by each director, each executive officer named in the Summary Compensation Table on pages 29 and all directors and executive officers as a group, and also sets forth the number of share units held under various deferred compensation plans.

TITLE OF CLASS: COMMON SHARES

Name of			Percent	Deferred	Total Number of
Beneficial	Number of		of	Share	Shares and Deferred
Owner	Shares Owned(1, 2)		Class(3)	Units(4)	Share Units

C. Arnold	191,516	(5)		34,639	226,155
S. M. Buente	171,081	(5)		40,550	211,631
R. W. Carson	192,189	(5)		58,692	250,881
C. M. Connor	10,500			1,107	11,607
M. J. Critelli	48,136			—	48,136
A. M. Cutler	1,523,746	(5,6)		406,740	1,930,486
R. H. Fearon	202,026			49,641	251,667
C. E. Golden	500			—	500
E. Green	55,730			6,783	62,513
N. C. Lautenbach	54,252			18,944	73,196
D. L. McCoy	40,186			13,792	53,978
J. R. Miller	47,464			—	47,464
G. R. Page	22,218			1,982	24,200
V. A. Pelson	38,464			12,096	50,560
J. E. Sweetnam	119,863	(5)		15,857	135,720
G. L. Tooker	21,718	(6)		7,728	29,446
All Directors and Executive Officers as a Group	3,213,172		2.2%	823,557	4,036,729

(1)	Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(2)	Includes shares which the person has the right to acquire within 60 days after January 31, 2007 upon the exercise of outstanding stock options as follows: C. Arnold, 168,472; S. M. Buente, 123,159; R. W. Carson, 168,473; A.M. Cutler, 1,317,910; R. H. Fearon, 171,192; J.E. Sweetnam, 80,472; and all directors and executive officers as a group, 2,809,481 shares.

(3)	Each of the individuals listed holds less than 1% of outstanding common shares.

(4)	For a description of these units, see page 19 (under “Long-Term Cash Incentive Plan” within the Compensation Discussion and Analysis), and page 41 (under “Compensation of Directors”).

(5)	Includes shares held under the Eaton Savings Plan as of January 31, 2007.

(6)	Includes shares held jointly or in other capacities, such as by trust.

Employee benefit plans of the Company and its subsidiaries on January 31, 2007 held 8,739,295 common shares for the benefit of participating employees, or approximately 5.95% of common shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance — Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file reports of holdings and transactions in the Company’s equity securities with the Securities and Exchange Commission. The Company assists its directors and officers by completing and filing these reports electronically on their behalf. The Company believes that its directors and officers timely complied with all such filing requirements with respect to 2006, except that, due to administrative errors by the Company’s staff, Form 4 reports were filed late for the following transactions involving Company directors: (A) Company grant of stock options under a Company stock plan to Christopher M. Connor; and (B) Company grants of phantom share units under a non-employee director fee deferral plan to Christopher M. Connor, Ernie Green, Ned C. Lautenbach, Deborah L. McCoy, Gregory R. Page, Victor A. Pelson and Gary L. Tooker.

Future Shareholder Proposals — Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the annual meeting must do so on a timely basis. In order to be included in the proxy statement for the 2008 annual meeting, proposals must relate to proper subjects and must be received by the Corporate Secretary, Eaton Corporation, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, by November 16, 2007.

By order of the Board of Directors

-s- EARL R. FRANKLIN

Earl R. Franklin
Vice President and
Secretary

March 16, 2007

APPENDIX A
CHARTER OF THE GOVERNANCE COMMITTEE

The Governance Committee shall be comprised of at least three Directors, all of whom meet the independence requirements of the New York Stock Exchange and the Board of Directors. The Committee members shall be appointed by the Board upon the recommendation of the Governance Committee or a majority of the independent members of the Board. Committee members may be removed by the Board at any time upon the recommendation of the Governance Committee or a majority of the independent members of the Board.

The Governance Committee shall have the following responsibilities:

1.	Recommend to the Board improvements in the Company’s processes of corporate governance, including proposed changes in the Board Governance Policies.

2.	Advise the Board on changes in the size and composition of the Board.

3.	Make recommendations to the Board regarding the structure and responsibilities of Board Committees, recommend one year in advance a member of each standing Board Committee to be appointed Chair of the Committee, and annually submit to the Board candidates to be appointed members and Chair of each standing Committee.

4.	In consultation with the Chairman and Chief Executive Officer, identify new Director candidates based on the criteria for Board membership listed in the Board Governance Policies and such other criteria as the Committee may deem appropriate. Taking into account input from all Directors, the Committee shall then consider recommending to the Board the nomination of one or more such candidates for election to the Board.

5.	Recommend to the Board incumbent Directors who should be nominated for re-election. In making its recommendations, the Committee shall consider a self-evaluation by each Director and input from the Chair of each Board Committee on which the Director serves.

6.	Oversee the orientation of new Directors and review the continuing education needs of the Directors relating to their roles and responsibilities as members of the Board and its Committees.

7.	Recommend to the Board compensation of non-employee Directors.

8.	Administer the Board’s policy on Director retirements and resignations.

9.	Administer the Directors’ stock ownership guidelines.

10.	Establish guidelines, procedures and minimum requirements to be used by the Directors to evaluate the performance of the Board, the Audit Committee, Compensation and Organization Committee, Finance Committee and Governance Committee.

11.	Provide oversight regarding significant public policy issues with respect to the Company’s relationships with shareholders, employees, customers, competitors, suppliers and the communities in which it operates, including the following areas:

(a)	Ethics compliance

(b)	Environmental, health and safety issues

(c)	Community relations

(d)	Government relations

(e)	Charitable contributions

(f)	Shareholder relations, including recommended responses to shareholder proposals

(g)	Eaton Philosophy of Excellence through People

12.	Review the Company’s Code of Ethics, including its programs to promote ethical and legal conduct, to facilitate anonymous reporting of violations and to assure protection of employees who report violations in good faith, and from time to time recommend the adoption or amendment of the Code of Ethics.

13.	Periodically report to the Board concerning the Committee’s actions, conclusions and recommendations.

14.	Assure that performance evaluations of the Governance Committee are conducted annually.

15.	Review and reassess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval.

The Governance Committee shall have the authority to retain and terminate consultants and other advisors to advise the Committee in the performance of its responsibilities, including search firms to be used to identify Director candidates and compensation consultants to assist in the evaluation of Director compensation. The Committee shall exercise sole authority to approve the fees and other retention terms for such consultants and other advisors, who will report directly to the Committee.

APPENDIX B

BOARD OF DIRECTORS GOVERNANCE POLICIES

I. BOARD ORGANIZATION AND COMPOSITION

A. Size and Structure of Board. The size of the Board should be in the range of 8-15. Only one Director should be an employee of the Company. The Board believes that it is desirable for the Company’s Board to be divided into three approximately equal classes, one of which is elected each year, since this structure assures continuity and has worked well historically.

B. Director Independence. Except for any Director who is a Company employee, all Directors should be independent. A Director will be considered independent if the Director meets the criteria set forth in the independence standards of the New York Stock Exchange and the independence criteria adopted by the Company’s Board of Directors.

C. Director Tenure. Each Director is elected for a three-year term. There is no limit to the number of terms a Director may serve. However, the Company’s retirement policy calls for each outside Director to retire at the Annual Shareholders Meeting following the Director’s 70th birthday and for the inside Director to retire from the Board when he or she retires as an employee, no later than the end of the month in which the Director reaches age 65. The Chairman and Chief Executive Officer should not continue on the Board after retiring as an employee. Directors who retire from their employment or who otherwise change their employment or occupation should not necessarily leave the Board. However, the Board will review the continued appropriateness of Board membership under these new circumstances.

D. Membership on Other Boards. Each Director is responsible to notify the Chair of the Governance Committee before accepting invitations to join other Boards of Directors. The Governance Committee then determines whether there would be any potential concerns with the Director’s doing so. One purpose of this policy is to avoid actual or potential conflicts of interest or the appearance of conflicts of interest. Appropriate legal advice will be obtained as necessary. Another purpose of this policy is to insure that Directors do not have an excessive number of Board assignments that would put the Directors’ effectiveness at risk. Directors who are Chief Executive Officers of publicly-held companies may serve on a maximum of three public company Boards, including the Company’s Board. Other Directors may serve on a maximum of six public company Boards, including the Company’s Board.

E. New Directors. Director candidates will be selected on the basis of their ability to make contributions to the Board of Directors and to the Company’s governance activities. Among the most salient strengths to be considered are personal ability, integrity, intelligence, relevant business background, independence, expertise in areas of importance to the Company’s objectives, and a sensitivity to the Company’s corporate responsibilities. The initial screening of Director candidates is conducted by the Chair of the Governance Committee in consultation with the Chairman and Chief Executive Officer. The Governance Committee then identifies the recommended candidate for possible approval by the Board of Directors.

F. Combining the Positions of Chairman and Chief Executive Officer. It is the Board’s policy that the positions of Chairman of the Board and Chief Executive Officer should be held by the same person. The Board believes that this practice provides the most efficient and effective leadership model for the Company.

G. No Lead Director. The Board believes that designating a lead Director is not necessary or appropriate for the best interests of the Company and its shareholders unless the Chairman and Chief Executive Officer is absent, and then only for the duration of his or her absence.

II.	COMMITTEE COMPOSITION AND LEADERSHIP

A. Membership of Committees. All Board Committees are comprised entirely of outside independent Directors, except for the Executive Committee, which is chaired by the Chairman and Chief Executive Officer.

B. Rotation of Committee Memberships and Chairs. In order to assure that each Director has a broad exposure to the work of the various Board Committees, and at the same time to provide for continuity in the membership of each Committee, the Board has adopted the practice of rotating each outside Director’s Committee assignments approximately every four to six years, except that, for continuity, Committee Chairs normally continue on their Committees for up to ten years. The Director who will become the Chair of a Committee should be selected from among the current members of the Committee and should be designated at least one year in advance in order to permit adequate preparation time and a smooth transition.

C. Committee Descriptions. There are five standing Committees of the Board: the Audit Committee, Compensation and Organization Committee, Executive Committee, Finance Committee and Governance Committee. The responsibilities and membership of these Committees are described in the Company’s annual proxy statement.

III.	PERFORMANCE ASSESSMENT AND SUCCESSION PLANNING

A. Board and Committee Assessments. Performance self-assessments are conducted annually by the Board and the Audit, Compensation and Organization, Finance and Governance Committees.

B. Chairman and Chief Executive Officer Performance Assessment. The performance of the Chairman and Chief Executive Officer is thoroughly assessed annually by the Compensation and Organization Committee, taking into account input from all outside Directors. Key performance and leadership categories are established. As to each category, each outside Director answers a set of specific questions, provides written comments, suggests opportunities for improvement, and comments on individual strengths. An external third party consolidates the feedback and provides a summary report to the Chair of the Compensation and Organization Committee who, in turn, reviews it with the full Board. The Chair of the Committee then reviews the report with the Chairman and Chief Executive Officer.

C. Senior Management Performance Assessment. One of the most important responsibilities of the Board is to assure that the Company’s senior management is well qualified to conduct the Company’s business affairs. The Board has delegated to the Chairman and Chief Executive Officer the responsibility to assess the performance of the senior management team. The Chairman and Chief Executive Officer, then, reports annually to the Board, giving his or her assessment of each officer’s performance and his or her thoughts on succession planning. The Board of Directors takes these thoughts into account in its evaluation and direction of succession planning, especially in regard to the position of Chief Executive Officer.

D. Chief Executive Officer Succession Planning. It is the policy of the Board to be adequately prepared to deal with Chief Executive Officer succession, should the need arise, whether via emergency, resignation or retirement. The Board has established several processes that work together to achieve this result. The Chief Executive Officer annually leads a formal discussion with the Board to review all key executives, including each executive’s performance, leadership attributes and readiness to assume additional responsibility. The Board also utilizes the annual review to discuss short- and long-term succession planning and emergency succession issues. By focusing on both the short and the long term, the Board identifies specific individual development needs, that are then communicated to each executive by the Chief Executive Officer in annual performance reviews and ongoing coaching sessions. In addition to the annual review, the Board feels it is important for each Director to interact personally and frequently with the key executives. For this purpose, the Board has established a formal process for each Director to meet with key executives individually so that all Directors are able to evaluate first-hand the executive’s readiness and potential to assume greater responsibility within the Company or to step into the Chief Executive Officer role, if needed.

IV. OPERATION OF THE BOARD AND COMMITTEES

A. Director Responsibilities. The Board expects all Directors to fulfill the following basic responsibilities: (1) attend all meetings of the Board, relevant Board Committees and Annual Shareholders Meetings, (2) participate actively in meetings of the Board and relevant Board Committees after review of materials that are provided to the Directors in advance of meetings, (3) act in a manner consistent with the best interests of the Company and its shareholders (avoiding conflicts of interest that would interfere with their doing so) and (4) exercise proper diligence and business judgment in performing their duties as members of the Board and its Committees.

B. Agendas and Background Information. The Agenda for each meeting of the Board and Committees should be sent to the Directors or Committee members in advance, along with background information on important subjects. Any Board or Committee member may ask for additions or changes in the Agenda.

C. Access to Management and Independent Advisors. Directors should request from management, or any other sources they may desire, information that they consider helpful in the performance of their duties. The Board and each Board Committee may retain independent legal counsel, consultants or other advisors as the Board or such Committee deems necessary and appropriate, the cost of which is borne by the Company.

D. Executive Sessions. At each Board meeting, the Board holds an executive session, in which only the Directors are present. The outside Directors also meet in executive session at each Board meeting, without the inside Director present, to discuss whatever topics they may deem appropriate. These executive sessions are chaired on a rotating basis by the outside Directors who chair the Audit, Compensation and Organization, Finance and Governance Committees. At least one such executive session is held every year attended only by Directors who meet the independence criteria of the Board of Directors and of the New York Stock Exchange. In addition, at each meeting of the Audit, Compensation and Organization, Finance and Governance Committees, an executive session is held, which is attended only by the Committee members, all of whom are independent Directors, without any members of the Company’s management present, to discuss whatever topics they may deem appropriate.

E. Board Meetings on Strategic Planning. The Board devotes one extended meeting per year to strategic planning, along with portions of additional meetings throughout the year. Company performance is to be measured in terms of the Company’s strategic objectives and its relative performance among its peers.

F. Concurrent Committee Meetings. Because of scheduling constraints, certain meetings of Board Committees are held concurrently, although doing so requires the inside Director to be absent from certain Committee meetings.

G. Minutes. Minutes of all Committee meetings are sent to all Directors for their information in advance of the following Board meeting, together with the minutes of the prior Board meeting.

H. Company Spokesperson. The Board of Directors has delegated to the Chairman and Chief Executive Officer, or his or her designees, the responsibility to serve as Company spokesperson.

I. Orientation for New Directors. An orientation process has been developed for new Directors, including background briefings by the Chairman and Chief Executive Officer, other senior officers and the Secretary.

J. Continuing Education for Directors. The Governance Committee reviews the continuing education needs of the Directors relating to their roles and responsibilities as members of the Board and its Committees. All Directors are encouraged to obtain continuing education.

V.	COMPENSATION OF OUTSIDE DIRECTORS

A. Director Compensation. The Board of Directors with the advice of its Governance Committee determines the compensation of the outside Directors. The form and amount of Director compensation are intended to be competitive with Director compensation at peer companies, appropriate to the time and energy required of the Directors (as members of the Board and as members or Chairs of Board Committees) and consistent with the Directors’ independence from the Company and its management.

B. Regular Reviews of Compensation. Regularly scheduled reviews of outside Director compensation are conducted by the Governance Committee to assure that the compensation remains competitive and appropriate. In this way, compensation reviews are not specially scheduled at management’s initiative.

C. Pensions. In 1996, the Company’s pension plan for outside Directors was discontinued as to newly-elected outside Directors. Those first elected in 1996 or later are not eligible to receive pension payments after retiring from the Board. However, each of the Directors is encouraged to take advantage of the opportunity under the 2005 Non-Employee Director Fee Deferral Plan to defer Director fees for payment following retirement from the Board, in the form of shares, the cash equivalent, or a combination of shares and cash, as previously elected by the Director.

D. Stock Options. When each outside Director is first elected to the Board, the Director receives an initial grant of stock options, exercisable at the market price of the shares on the date of grant. Thereafter, each outside Director annually receives stock options for a number of additional shares, with a market value on the date of grant equal to four times the outside Directors’ annual retainer. These options also are exercisable at the market price of the shares on the date of grant.

E. Share Ownership Guidelines. The Board has adopted guidelines calling for each outside Director to acquire within five years a number of Company shares with a market value equal to three times the amount of the outside Directors’ annual retainer.

VI.	GENERAL

These Policies will be reviewed by the Governance Committee annually and may be amended from time to time.

APPENDIX C

BOARD OF DIRECTORS
INDEPENDENCE CRITERIA

For an Eaton Corporation Director to be considered independent, the Board of Directors must affirmatively determine that the Director has no material(1) relationship (whether financial, business, personal or otherwise) with Eaton Corporation or any of its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization which in turn has a relationship with them. In making this determination, the Board may consider the Director independent either (A) because the Director has no relationships whatsoever with Eaton Corporation or any of its subsidiaries or affiliates (other than as a Director and shareholder) or (B) because the Director has only immaterial relationships with them. A Director’s relationships will be deemed immaterial so long as the following categorical standards are met:

1.	The Director is not, and has not been within the previous three years, an employee of Eaton Corporation or any of its subsidiaries or affiliates. No member of the Director’s immediate family(2) is, or has been within the previous three years, an executive officer of Eaton Corporation or any of its subsidiaries or affiliates.

2.	Neither the Director nor any member of his or her immediate family(2) has received, during any twelve-month period within the previous three years, more than $100,000 in direct compensation from Eaton Corporation or any of its subsidiaries or affiliates (including, without limitation, any consulting, advisory or other compensatory fees) except (a) fees which Eaton Corporation pays to its Directors for their services as members of the Board and members or Chairs of Board Committees and (b) fixed amounts of deferred compensation for prior service, which is not contingent in any way on continued service; provided that compensation paid to an immediate family(2) member for service as an employee other than an executive officer will not be considered in determining the Director’s independence so long as the compensation is comparable to the compensation paid to other similarly situated employees.

3.	The Director is not a partner or an employee with a firm that is the internal or external auditor for Eaton Corporation or any of its subsidiaries or affiliates; nor is any member of the Director’s immediate family(2) a partner with such a firm or an employee who participates in the firm’s audit, assurance or tax compliance practice (excluding its tax planning practice); nor has the Director or any member of the Director’s immediate family(2) within the previous three years been a partner or employee with such a firm who within that time has personally worked on the audit of Eaton Corporation or any of its subsidiaries or affiliates.

4.	Neither the Director nor any member of his or her immediate family(2) is employed, or has been employed within the previous three years, as an executive officer of any company whose compensation committee at the same time included an individual who currently serves as an executive officer of Eaton Corporation or any of its subsidiaries or affiliates.

5.	The Director is not an employee, nor is any member of his or her immediate family(2) an executive officer, of another company as to which payments by Eaton Corporation to that company, or from that company to Eaton Corporation, including their respective subsidiaries and affiliates, for property or services have exceeded the greater of $1 million or 2% of the other

(1) “Materiality” is to be considered from the standpoint of the Director and that of each organization of which the Director is a partner, shareholder or officer. The determination that, as to each Director individually, there is no material relationship (whether financial, business, personal or otherwise) will be made by the Board of Directors after consideration of the recommendation of its Governance Committee, based upon information provided by the Director and any other information that may be known to the Board. The purpose is ultimately to determine whether a Director has any relationship with Eaton Corporation that may interfere with the exercise of the Director’s independence from Eaton Corporation and its management.
(2) “Immediate family” means a Director’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) who shares the Director’s household.

company’s consolidated gross revenues, in any of the other company’s past three fiscal years.

However, notwithstanding anything to the contrary in categorical standards #1 through #5 above, the Board will not treat as categorically immaterial, but instead will discuss case by case and will disclose, any relationship between a Director and Eaton Corporation or any of its subsidiaries or affiliates that is required to be disclosed under Item 404 of Securities and Exchange Commission Regulation S-K (pertaining to related party transactions).

An Eaton Director will be deemed to meet the special independence standards required of Audit Committee members if the Board of Directors determines that the Director qualifies as independent under the above-described standards and that the Director meets the following additional criteria:

A.	The Director has received no direct compensation from Eaton Corporation or any of its subsidiaries or affiliates (including, without limitation, any consulting, advisory or other compensatory fees) except (a) fees which Eaton Corporation pays to its Directors for their services as members of the Board and members or Chairs of Board Committees and (b) fixed amounts of deferred compensation for prior service, which are not contingent in any way on continued service.

B.	The Director is not an affiliate of Eaton Corporation (i.e., not controlling, controlled by, or under common control with, Eaton Corporation), such as a 10%-plus shareholder.

The Board of Directors has determined that simultaneous service by any Audit Committee member on a maximum of three public company audit committees, including the Eaton Corporation Audit Committee, does not impair his or her ability to effectively serve on the Eaton Corporation Audit Committee.

Directors and members of Eaton Corporation’s management are encouraged to bring questions or concerns regarding Director independence or these criteria promptly to the attention of the Governance Committee Chair for guidance.

BOARD OF DIRECTORS POLICY ON COMPANY-PAID TRANSPORTATION
OF OUTSIDE DIRECTORS

Since directors’ independence might be influenced by their use of Company planes and other Company-paid transportation, the Board of Directors has adopted a policy on this subject, as follows:

The Board of Directors believes that the Company should provide transportation to facilitate Director attendance at meetings of the Board and Board Committees, Annual Shareholders Meetings, Board visits to Company facilities and other Company events. Transportation may be provided through the use of Company planes and cars or through Company-paid commercial transportation. At the same time, the Board believes it is important that the independence of the outside Directors not be compromised, or appear to be compromised, by their accepting transportation from the Company for personal purposes.

Therefore, the Board of Directors has adopted the following policy relating to Company-paid transportation of outside Directors:

1.	Outside Directors may be transported on Company planes and cars or on Company-paid commercial transportation to facilitate their attending meetings of the Board and Board Committees, Annual Shareholders Meetings, Board visits to Company facilities and other Company events. This policy contemplates transportation to and from Directors’ homes, places of business or other locations, and may include transportation to and from Directors’ other business commitments, unrelated to the Company, if necessary to facilitate the Directors’ attending Company events. However, in no event may outside Directors be transported on Company planes and cars or on Company-paid commercial transportation for personal purposes.

2.	Company planes and cars or Company-paid commercial transportation may not be used to transport spouses of the outside Directors except to attend Company events to which they are invited at the request of the Board.

3.	The Governance Committee of the Board is authorized to interpret this policy and provide guidance on its application.

APPENDIX D

CHARTER OF AUDIT COMMITTEE

The Audit Committee shall be responsible to assist the Board of Directors in overseeing (1) the integrity of the Company’s financial statements and its systems of internal accounting and financial controls, (2) the independence, qualifications and performance of the Company’s independent auditor, (3) the performance of the Company’s internal auditors and (4) the Company’s compliance with legal and regulatory requirements.

The Audit Committee shall be comprised of at least three Directors recommended by the Governance Committee or by a majority of the independent members of the Board and appointed by the Board. Each Committee member shall meet the independence requirements, and all Committee members collectively shall meet the other requirements, of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, and rules adopted thereunder by the Securities and Exchange Commission. No Committee member shall concurrently serve on the audit committees of more than two other publicly-held companies. Members of the Audit Committee may be removed at any time by the Board of Directors upon the recommendation of the Governance Committee or a majority of the independent members of the Board.

The Committee shall exercise sole authority to appoint, terminate and compensate the independent auditor, which shall report directly to the Committee.

The Audit Committee shall have the authority to retain and terminate special legal, accounting or other consultants to advise the Committee. The Committee shall exercise sole authority to approve the fees and other retention terms for such consultants, who will report directly to the Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Company shall provide appropriate funding to the Audit Committee, as determined by the Committee, to compensate the auditors and any advisors to the Committee, in addition to funding the ordinary administrative expenses of the Committee.

The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee shall make regular reports to the Board concerning the Committee’s actions, conclusions and recommendations.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

2.	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor. Non-audit engagements with the independent auditor shall exclude in any event non-audit services prohibited by law.

3.	Resolve any disagreements between the independent auditor and the Company’s management.

4.	At least annually, obtain and review a report by the independent auditor delineating all relationships between the independent auditor and the Company, consider the compatibility of the independent auditor’s non-audit services (if any) with its independence and take appropriate action to satisfy itself of the independence of the independent auditor.

5.	At least annually, obtain and review a report by the independent auditor describing the following: (a) the independent auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

6.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor. The evaluation shall include a review and evaluation of the performance of the independent auditor’s lead partner. The lead partner and the audit partner responsible for reviewing the Company’s audit shall be rotated off the Company’s audit at least once every five years, or any time that the Audit Committee may determine. The Committee also shall consider whether, in order to assure continuing auditor independence, it is appropriate to rotate the independent auditor.

7.	Set clear hiring policies for employees or former employees of the independent auditor that comply with the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange.

8.	Meet to review and discuss with management and the independent auditor the Company’s quarterly and annual earnings press releases prior to publication.

9.	Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements prior to the filing of each Form 10-K report. This review will include a discussion of major issues regarding accounting principles, financial statement presentations or the adequacy of internal controls that could significantly affect the financial statements. This review also will include a discussion of the specific disclosures to be made by the Company under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K report. The Committee will then recommend to the Board whether the financial statements should be included in the annual report to shareholders and the annual report on Form 10-K.

10.	Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s annual financial statements.

11.	Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements and Form 10-Q report prior to filing. This review will include a discussion of the specific disclosures to be made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q report.

12.	Review and discuss quarterly reports by the independent auditor on:

(a)	all critical accounting policies and practices to be used;

(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)	other material written communications between the independent auditor and the Company’s management, such as a management letter or schedule of unadjusted differences.

13.	Review material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

14.	Discuss with the independent auditor any matters raised by the independent auditor under generally accepted auditing standards relating to the conduct of the Company’s annual audit and quarterly reviews, including the independent auditor’s judgment about the quality of the Company’s accounting principles as applied in its financial reporting.

15.	Review with the independent auditor any problems or difficulties the independent auditor may have encountered in the annual audit.

16.	Review with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements.

17.	Meet periodically with management to review the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures.

18.	Receive quarterly reports by the Director — Global Ethics of any issues relating to the Company’s accounting, financial reporting, financial integrity or similar matters.

19.	Review and approve the Company’s annual internal audit plan.

20.	Annually review the Company’s assessment of the effectiveness of the Company’s internal control structure and procedures, including the attestation of the independent auditor concerning that assessment.

21.	Review the report of the Director — Internal Audit on internal controls and internal audit results.

22.	Annually review and approve the compensation of the Company’s Director — Internal Audit.

23.	Review and approve the appointment and any replacement of the Company’s Director — Internal Audit.

24.	Meet with the Director — Internal Audit and independent auditor prior to the Company’s annual audit to review the scope, planning and staffing of the audit.

25.	Review disclosures by the chief executive officer and chief financial officer during their certification process for Form 10-K and Form 10-Q reports in regard to any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

26.	Discuss the types of information to be disclosed in earnings guidance to analysts and others, and the type of presentation made to rating agencies, with the understanding that the Committee need not discuss in advance each instance in which the Company may provide earnings guidance.

27.	Meet several times per year with the Company’s chief financial officer, Director — Internal Audit, independent auditor, General Counsel and Director — Global Ethics in separate executive sessions.

28.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

29.	Assure that performance evaluations of the Audit Committee are conducted annually.

While the Audit Committee shall have the responsibilities and powers set forth in this Charter, it shall not be the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These instead shall be the responsibility of management and the independent auditor.

APPENDIX E

CHARTER OF
COMPENSATION AND ORGANIZATION
COMMITTEE

The Compensation and Organization Committee shall be comprised of at least three Directors, all of whom meet the independence requirements of the New York Stock Exchange and the Board of Directors. The Committee members shall be appointed by the Board of Directors upon the recommendation of the Governance Committee or a majority of the independent members of the Board. Committee members may be removed by the Board of Directors at any time upon the recommendation of the Governance Committee or a majority of the independent members of the Board.

The Compensation and Organization Committee shall have the following responsibilities:

1.	With input from all outside Directors, annually evaluate the performance of the Chairman and Chief Executive Officer and review the performance evaluations of the other elected officers of the Company;

2.	Maintain and periodically review with the Board of Directors a succession plan for key officer positions of the Company, including the position of Chairman and Chief Executive Officer;

3.	Conduct periodic reviews of the Company’s processes, policies and practices that support the recruitment and development of an appropriately diverse pool of technical, professional, managerial and executive talent on a global basis;

4.	Annually review the aggregate amount of awards to be made under the Executive Incentive Compensation Plan and adjust that amount as the Committee deems appropriate within the terms of the Plan;

5.	Establish performance objectives under the Company’s short-term and long-term incentive compensation plans and determine the attainment of such performance objectives;

6.	Annually determine the salary of each elected officer of the Company, subject to discussion by the Board and endorsement by the independent Directors;

7.	Annually review the awards to be made to the elected officers under the Executive Incentive Compensation Plan;

8.	Annually review the awards to be made to the elected officers under the Company’s long-term incentive compensation plans;

9.	Administer the Company’s stock plans and periodically approve grants of stock options and other equity-based awards to Company employees;

10.	In determining the compensation of the Chairman and Chief Executive Officer, the Committee shall (a) review and approve corporate goals and objectives that the Committee deems to be relevant to Chairman and Chief Executive Officer compensation, (b) evaluate the Chairman and Chief Executive Officer’s performance in light of those goals and objectives and (c) set the Chairman and Chief Executive Officer’s compensation level based on that evaluation.

11.	Review proposed organization or responsibility changes at the officer level;

12.	Periodically review all of the Company’s compensation and benefit practices for employees who are key to the Company’s business to confirm that such practices remain equitable and competitive;

13.	Establish such share ownership retention guidelines for Company officers and other executives as the Committee may deem appropriate and monitor the administration of those guidelines;

14.	Review (a) proposed new employee benefit plans for very large employee populations, (b) material changes to the basic conceptual direction of any such existing plans, (c) changes to such plans that would substantially increase or decrease benefits for officers in any manner that is not generally similar for all participants and is therefore disproportionate, (d) proposed new employee benefit plans that are material and primarily for the benefit of employees who are key to the Company’s business, (e) equity compensation plans which, under the New York Stock Exchange listing standards, are subject to shareholder approval and (f) changes to any such existing plans that would substantially increase or decrease the benefits provided by those plans;

15.	Prepare an annual report for the Company’s proxy statement regarding executive compensation, as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange;

16.	Periodically report to the Board concerning the Committee’s actions, conclusions and recommendations;

17.	Assure that performance evaluations of the Committee are conducted annually; and

18.	Review and reassess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval.

The Compensation and Organization Committee shall have the authority to retain and terminate compensation consultants and other advisors to advise the Committee in the evaluation of compensation for the Chairman and Chief Executive Officer and other officers or on other matters. The Committee shall exercise sole authority to approve the fees and other retention terms for such consultants or other advisors, who will be directly responsible to the Committee.

APPENDIX F

CHARTER OF FINANCE COMMITTEE

The Finance Committee shall be comprised of at least three Directors, all of whom qualify as “independent” under the standards adopted by the New York Stock Exchange and the Board of Directors. The Committee members shall be appointed by the Board upon the recommendation of the Governance Committee or a majority of the independent members of the Board. Committee members may be removed by the Board at any time upon the recommendation of the Governance Committee or a majority of the independent members of the Board.

The Finance Committee shall have the following responsibilities:

1.	Periodically review the financial condition of the Company, including its total financial resources, strengths and capabilities, and recommend financial policies to the Board of Directors;

2.	Analyze Company policy with respect to its debt-equity relationship and make recommendations to the Board with respect thereto;

3.	Review the Company’s dividend policy and make recommendations to the Board with respect thereto;

4.	Review the Company’s cash flow, including its total capital expenditure program, working capital changes and other current and anticipated financial requirements;

5.	Review proposals for share issuances and repurchases;

6.	Review proposals for long- and short-term debt financing;

7.	Review the Company’s risk management program and its adequacy to safeguard the Company against extraordinary liabilities and losses;

8.	Periodically meet with, and review the performance of, the Pension Investment Committee, the Pension Administration Committee and any other fiduciaries that the Board may appoint with respect to the Company’s pension and other retirement income plans (including employee share purchase or similar plans);

9.	Annually review the key assumptions used to calculate annual pension expense, including the assumed long-term return on pension plan assets and the discount rate used to determine the present value of pension plan liabilities;

10.	Periodically report to the Board concerning the Committee’s actions, conclusions and recommendations;

11.	Assure that performance evaluations of the Finance Committee are conducted annually;

12.	Review and reassess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval.

The Finance Committee shall have the authority to retain and terminate consultants and other advisors to advise the Committee in the performance of its responsibilities. The Committee shall exercise sole authority to approve the fees and other retention terms for such consultants and other advisors, who will report directly to the Committee.

APPENDIX G

CODE OF ETHICS

Eaton Corporation requires that all directors, officers and employees of Eaton, its subsidiaries and affiliates (“Eaton”), abide by the fundamental principles of ethical behavior listed here in performing their duties.

Obeying the Law—We respect and obey the laws, rules and regulations applying to our businesses around the world.

Integrity of Recording and Reporting our Financial Results—We properly maintain accurate and complete financial and other business records, and communicate full, fair, accurate, timely and understandable financial results. In addition, we recognize that various officers and employees of Eaton must meet these requirements for the content of reports to the U.S. Securities and Exchange Commission, or similar agencies in other countries, and for the content of other public communications made by Eaton.

Respecting Human Rights—We respect human rights and require our suppliers to do the same.

Delivering Quality—We are committed to producing quality products and services. Our business records and communications involving our products and services are truthful and accurate.

Competing Ethically—We gain competitive advantage through superior performance. We do not engage in unethical or illegal trade practices.

Respecting Diversity and Fair Employment Practices—Throughout the world we are committed to respecting a culturally diverse workforce through practices that provide equal access and fair treatment to all employees on the basis of merit. We do not tolerate harassment or discrimination in the workplace.

Avoiding Conflicts of Interest—We avoid relationships or conduct that might compromise judgment or create actual or apparent conflicts between our personal interests and our loyalty to Eaton. We do not use our position with Eaton to obtain improper benefits for others or ourselves. We do not compete with Eaton.

Protecting Our Assets—We use Eaton property, information and opportunities for Eaton’s business purposes and not for unauthorized use. We properly maintain the confidentiality of information entrusted to us by Eaton or others.

Offering/Accepting Gifts, Entertainment, Bribes or Kickbacks—We do not offer or accept gifts or entertainment of substantial value. We do not offer or accept bribes or kickbacks.

Selling to Governments—We comply with the special laws, rules and regulations that relate to government contracts and relationships with government personnel.

Political Contributions—We do not make contributions on behalf of Eaton to political candidates or parties even where lawful.

Reporting Ethical, Legal or Financial Integrity Concerns—Any person may openly or anonymously report any ethical concern or any potential or actual legal or financial violation, including any fraud, accounting, auditing, tax or record-keeping matter, to the Director—Global Ethics of Eaton. For reports that are not made anonymously, confidentiality will be maintained to the extent possible while permitting an appropriate investigation.

Reports may be made openly or anonymously by regular mail to Director–Global Ethics, Eaton Corporation, Eaton Center, Cleveland, Ohio 44114. Reports may also be made to the office of the Director—Global Ethics by e-mail or telephone through Eaton’s Ethics and Financial Integrity Help Line:

E-mail	Access the Ethics and Financial Integrity Help Line through the Employee Services tab on Eaton’s intranet. The message will be anonymous unless the sender identifies himself or herself. Alternatively, send a regular Outlook e-mail, which will not be anonymous, to Ethics@eaton.com.

Telephone	From the U.S. and Canada, dial toll free 1-800-433-2774. This call will be anonymous unless the caller identifies himself or herself.

From all other countries, dial your country’s AT&T access code (found on e-net), and then dial toll free 1-800-433-2774. This call will be anonymous unless the caller identifies himself or herself.

Non-English	If you are not comfortable making your report in English through the Ethics and Financial Integrity Help Line, please use your native language to e-mail or write your concern to the address above, and we will translate your letter or e-mail.

Eaton will not permit any retaliation against any employee who reports an ethical, legal or financial concern nor will it discipline any employee for making a report in good faith.

Personal Responsibility

Every officer, director and employee has the personal responsibility to read, know and comply with the principles contained in this Code of Ethics. Compliance with these principles is a condition of employment, and failure to comply will result in discipline up to and including termination.

The Board of Directors shall determine, or designate appropriate management personnel to determine, the actions to be taken in the event of violations of the Code of Ethics. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics.

Every officer, director and employee has the duty to bring to the attention of a supervisor or another member of management, or the Director—Global Ethics, or the Chairs of the Audit or Governance Committees of the Board of Directors, or directly to the full Board of Directors, any activity that in his or her judgment would violate these principles. Potential violations may be reported to the Board or relevant Committee Chair by mail in care of the Director-Global Ethics, at the above address. The Director will forward it unopened to the addressee(s).

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

Vote by Telephone

Please have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

Vote by Internet

Please have your proxy card available when you access the website http://www.cesvote.com and follow the simple directions that will be presented to you.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone
Call toll free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
http://www.cesvote.com

Vote by Mail
Return your completed proxy
card in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. local time on April 25, 2007 in order to be counted in the final tabulation.

è

ê Please fold and detach card at perforation before mailing. ê

your vote is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 25, 2007.
The undersigned hereby appoints A. M. Cutler, M. M. McGuire and E. R. Franklin as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as indicated on the reverse side of this card, all of the Eaton common shares held by the undersigned on February 26, 2007, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 25, 2007, at 10:30 a.m. local time and at any adjournments thereof.

Signature(s)

Signature(s)

Date: , 2007

Please sign exactly as your name(s) appear on this proxy card. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Your vote is important !
If you do not vote by telephone or Internet, please sign and date this proxy card and return it in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. In order for your vote to be counted at Eaton Corporation’s 2007 Annual Meeting, this proxy card must be received by Corporate Election Services by 6:00 a.m. local time on April 25, 2007. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê Please fold and detach card at perforation before mailing. ê

EATON CORPORATION	PROXY CARD
This proxy card when properly executed will cause your shares to be voted as directed. If no direction is indicated on your executed proxy card, your shares will be voted FOR the election of the following director nominees and FOR Proposal 2.
The Board of Directors recommends a vote “FOR” the listed Nominees.
1.	Election of 4 Directors:

Nominees:	(1) Christopher M. Connor	(2) Michael J. Critelli	(3) Charles E. Golden (4) Ernie Green

☐ FOR all nominees listed above (except as marked to the contrary below)			☐ WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, please write that nominee’s name or number on the line below.

The Board of Directors recommends a vote “FOR” Proposal 2.
2.	Ratification of the appointment of Ernst & Young LLP as independent auditor for 2007.
☐ FOR                              ☐ AGAINST                      ☐ ABSTAIN
3.	IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

Vote by Telephone

Please have your voting instruction form available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

Vote by Internet

Please have your voting instruction form available when you access the website http://www.cesvote.com and follow the simple directions that will be presented to you.

Vote by Mail

Please mark, sign and date your voting instruction form and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone
Call toll free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the website and
cast your vote:
http://www.cesvote.com

Vote by Mail
Return your completed voting
instruction form in the postage-
paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. local time on April 23, 2007 in order to be counted in the final tabulation.

è

ê Please fold and detach this form at perforation before mailing. ê

your vote is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 25, 2007.
The undersigned, as a participant in the (a) Eaton Savings Plan or (b) Eaton Personal Investment Plan [(a) and (b) collectively called the “Plans”], hereby directs the Trustee, Fidelity Management Trust Company, to vote all common shares of Eaton Corporation credited to the account of the undersigned under the Plans on February 26, 2007, in the manner indicated on the reverse side of this form, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 25, 2007, at 10:30 a.m. local time and at any adjournments thereof. Under each of the Plans, if the Trustee does not receive a signed voting instruction form by 6:00 a.m. local time on April 23, 2007 instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in that plan.

Signature

Date: , 2007

Please sign exactly as your name appears to the left.

Your vote is important !
If you do not vote by telephone or Internet, please sign and date this voting instruction form and return it in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. In order for your vote to be counted at Eaton Corporation’s 2007 Annual Meeting, this form must be received by Corporate Election Services by 6:00 a.m. local time on April 23, 2007. If you vote by telephone or Internet, it is not necessary to return this voting instruction form.
ê Please fold and detach this form at perforation before mailing. ê

EATON CORPORATION	VOTING INSTRUCTION FORM
This voting instruction form when properly executed will cause your shares to be voted as directed. If no direction is indicated on your executed form, your shares will be voted FOR the election of the following director nominees and FOR Proposal 2.
The Board of Directors recommends a vote “FOR” the listed Nominees.
1.	Election of 4 Directors:
Nominees:	(1) Christopher M. Connor	(2) Michael J. Critelli	(3) Charles E. Golden (4) Ernie Green

☐ FOR all nominees listed above (except as marked to the contrary below)			☐ WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, please write that nominee’s name or number on the line below.

The Board of Directors recommends a vote “FOR” Proposal 2.
2.	Ratification of the appointment of Ernst & Young LLP as independent auditor for 2007.
☐ FOR                              ☐ AGAINST                      ☐ ABSTAIN
3.	IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
THIS FORM MUST BE SIGNED AND DATED ON THE REVERSE SIDE

c/o Corporate Election Services P.O. Box 1150 Pittsburgh, PA 15230

Vote by Telephone

Please have your voting instruction form available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

Vote by Internet

Please have your voting instruction form available when you access the website http://www.cesvote.com and follow the simple directions that will be presented to you.

Vote by Mail

Please mark, sign and date your voting instruction form and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone
Call toll free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the website and
cast your vote:
http://www.cesvote.com

Vote by Mail
Return your completed voting
instruction form in the postage-
paid envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. local time on April 23, 2007 in order to be counted in the final tabulation.

è

ê Please fold and detach this form at perforation before mailing. ê

your vote is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 25, 2007.
The undersigned, as a participant in the Eaton Electrical de Puerto Rico, Inc. Retirement Savings Plan, hereby directs the Trustee, KeyBank National Association, to vote all common shares of Eaton Corporation credited to the account of the undersigned under the Plan on February 26, 2007, in the manner indicated on the reverse side of this form, at the Annual Meeting of Shareholders to be held at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio, on April 25, 2007, at 10:30 a.m. local time and at any adjournments thereof. If the Trustee does not receive a signed voting instruction form by 6:00 a.m. local time on April 23, 2007 instructing the Trustee how to vote the Eaton shares in the account of the undersigned, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton shares according to instructions received from other participants in the Plan.

Signature

Date: , 2007

Please sign exactly as your name appears to the left.

Your vote is important !
If you do not vote by telephone or Internet, please sign and date this voting instruction form and return it in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. In order for your vote to be counted at Eaton Corporation’s 2007 Annual Meeting, this form must be received by Corporate Election Services by 6:00 a.m. local time on April 23, 2007. If you vote by telephone or Internet, it is not necessary to return this voting instruction form.
ê Please fold and detach this form at perforation before mailing. ê

EATON CORPORATION	VOTING INSTRUCTION FORM
This voting instruction form when properly executed will cause your shares to be voted as directed. If no direction is indicated on your executed form, your shares will be voted FOR the election of the following director nominees and FOR Proposal 2.
The Board of Directors recommends a vote “FOR” the listed Nominees.
1.	Election of 4 Directors:

Nominees:	(1) Christopher M. Connor	(2) Michael J. Critelli	(3) Charles E. Golden (4) Ernie Green

☐ FOR all nominees listed above (except as marked to the contrary below)			☐ WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, please write that nominee’s name or number on the line below.

The Board of Directors recommends a vote “FOR” Proposal 2.
2.	Ratification of the appointment of Ernst & Young LLP as independent auditor for 2007.
☐ FOR                              ☐ AGAINST                      ☐ ABSTAIN
3.	IN THEIR DISCRETION, THE PROXIES TO BE APPOINTED BY THE TRUSTEE ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
THIS FORM MUST BE SIGNED AND DATED ON THE REVERSE SIDE